As filed with the Securities and Exchange Commission on August 23, 2006
Registration No. 333- 120722

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN GOLDRUSH CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	1040	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1155 West Pender, Suite 708

Vancouver, British Columbia V6E 2P4

Tel: (778) 786-1540

(Address and telephone number of Registrant’s principal executive offices)

David Lubin & Associates, PLLC

26 E. Hawthorne Ave.

Valley Stream, NY 11580

Tel: (516) 887-8200

Fax: (516) 887-5250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

David Lubin, Esq.
David Lubin & Associates, PLLC
26 E. Hawthorne Ave
Valley Stream, NY 11580
Tel: (516) 887-8200
Fax: (516) 887-5250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value (2)	9,557,350	$0.001 (1)	$9,557.35	$1.21

Common Stock, no par value (3)	28,500,000	$0.84166667 (4)	$23,987,500.00	$3,046.42

Total	38,057,350		$23,997,057.35	$3,047.63

(1)    There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is unknown. The registrant’s common stock has no par value. The Company believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the registration fee based on $0.001 per share.

(2)	Represents Common shares currently outstanding to be sold by the selling security holders.

(3)    Represents Common shares that are issuable upon the exercise of our Class A, Class B and Class C warrants to purchase an aggregate of 28,500,000 Common shares , with Class A, Class B and Class C warrants each exercisable to purchase 9,500,000 Common shares at an exercise price CDN $0.10 (USD $0.09) per share, CDN $1.46 (USD $1.29) per share and CDN $1.52 (USD $1.35) per share, respectively. In the event of a stock split, stock dividend or similar transaction involving our Common shares, the number of shares registered shall automatically be increased to cover the additional Common shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(4)    Pursuant to Rule 457(g), calculated based upon the weighted-average exercise price of the Class A, B and C warrants. These warrants are exercisable for (a) in the case of the Class A warrants, 9,500,000 shares at an exercise price of CDN $0.10 (USD $0.09), (b) in the case of the Class B warrants, 9,500,000 shares at an exercise price of CDN $1.46 (USD $1.29) and (c) in the case of the Class C warrants, 9,500,000 shares at an exercise price of CDN $1.52 (USD $1.35).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS, SUBJECT TO COMPLETION, DATED ______, 2006

AMERICAN GOLDRUSH CORPORATION

38,057,350 COMMON SHARES

This prospectus relates to the sale of up to 38,057,350 Common shares without par value by persons who are shareholders of American Goldrush Corporation. The shares registered in this prospectus include:

•	9,557,350 Common shares currently outstanding; and

•	9,500,000 Common shares issuable upon the exercise of Class A warrants with an exercise price of CDN $0.10 per share; and

•	9,500,000 Common shares issuable upon the exercise of Class B warrants with an exercise price of CDN $1.46 per share; and

•	9,500,000 Common shares issuable upon the exercise of Class C warrants with an exercise price of CDN $1.52 per share.

We will not receive any of the proceeds from the sale of the shares by the selling securityholders; however, we may receive up to CDN $29,260,000 from the exercise of warrants for up to 28,500,000 Common shares if all of such warrants are exercised in full. All costs associated with this registration will be borne by us.

Each of the selling stockholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. As of August 23, 2006, we have 41,613,920 Common shares issued and outstanding.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 4.

Each of the United States Securities and Exchange Commission, the British Columbia Securities Commission and state securities regulators has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling securityholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August _____, 2006.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless otherwise noted, all dollar amounts disclosed are disclosed in Candian dollars.

Our Company

We were formed as a corporation under the Federal laws of Canada pursuant to the Canada Business Corporations Act on August 8, 2003. We are a natural resource exploration stage company and anticipate acquiring, exploring, and if warranted and feasible, developing natural resource properties. We had an option to acquire a 100% interest in a property in the Province of British Columbia known as the Polischuk Property. Prior to terminating our option under the agreement, we paid a total of CDN $10,000 to the optionor. On March 24, 2006 we entered into a property option agreement with Fred Brost to acquire a 100% right to an exploration permit covering the South Vulture Property in Maricopa County, Arizona. We made an initial payment of CDN $5,650 (USD $5,000) upon signing the agreement and we may exercise our option by making cash payments totaling CDN $22,600 (USD $20,000) and incurring net expenditures of CDN $135,600 (USD $120,000) by March 24, 2010. On June 1, 2006 we entered into a property option agreement with Warner Gruenwald to acquire a 100% interest in a property in the Province of British Columbia known as the GQ Property. We may exercise our option by making cash payments totaling CDN $100,000 and incurring net expenditures of CDN $110,000 by June 1, 2010. On July 14, 2006 we entered into a property option agreement with James Sorrell to acquire a 100% interest in a property in Santa Cruz County, Arizona known as the Margarita Property. We made an initial payment of CDN $39,550 (USD $35,000) upon signing the agreement and we may exercise our option by making further cash payments totaling CDN $932,250 (USD $825,000) by May 31, 2012 and incurring net expenditures of CDN $762,750 (USD $675,000) by May 31, 2009.

We are a mineral exploration company in the exploration stage, and cannot give assurance that commercially viable minerals exist on our properties. Extensive geological analysis of our properties will be required before we can make an evaluation as to the economic feasibility of developing or finding valuable resources on these grounds. We have not, as yet, identified any mineral resources on any of our properties.

No commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out geological analysis of these claims in order to ascertain whether they possess deposits of gold or silver. We can provide no assurance to investors that our mineral claims contain a commercially viable mineral deposit until appropriate exploratory work is done and an evaluation based on that work concludes further work programs are justified. At this time, we definitely have no known reserves on our mineral claims.

For the period from August 8, 2003 (inception) to December 31, 2005, we did not generate any revenue.

Our principal offices are located at 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4; our telephone number is (778) 786-1540. We do not yet maintain an Internet address.

THE OFFERING

Securities offered	38,057,350 Common shares . (1)
Shares to be outstanding after the offering if none of the warrants are exercised	41,613,920 Common shares. (2)
Shares to be outstanding after the offering if all of the registered warrants are exercised	70,113,920 (3)
Use of Proceeds

We will not receive any proceeds from the sale of the Common Shares by the selling stockholders; however, we may receive up to CDN $29,260,000 from the exercise of the registered warrants for up to 28,500,000 Common shares of our common stock if all of such warrants are exercise in full. See “Use of Proceeds.”

Plan of Distribution

The offering of our Common shares is being made by certain of our stockholders who wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

Risk Factors

There are substantial risk factors involved in investing in our company. For a discussion of certain factors you should consider before buying our Common shares , see the section entitled “Risk Factors”.

Symbol	AGRUF

(1) Includes (a) 9,557,350 Common shares currently outstanding, and (b) up to 28,500,000 Common shares issuable upon exercise of Class A warrants at an exercise price of CDN$0.10 per share, Class B warrants at an exercise price of CDN$ 1.46 per share and Class C warrants at an exercise price of CDN$1.52 per share. The warrants become exercisable on October 30, 2006 unless we accelerate the exercise date. The Class A warrants expire at the close of business on October 30, 2008, the Class B warrants expire at the close of business on October 30, 2009 and the Class C warrants expire at the close of business on October 30, 2010. The offering does not include the 731,570 common shares issued pursuant to the bridge loan conversions, the 225,000 shares issued pursuant to stock option exercises or the 1,100,000 shares issued pursuant to the financing that closed on June 16, 2006.

(2) Such figure does not include 28,500,000 Common shares issuable upon exercise of the Class A, Class B and Class C warrants from the October 30, 2003 private placement. Such figure also excludes the 1,463,140 warrants issued as part of the bridge loan conversions and the 2,200,000 warrants issued as part of the June 16, 2006 financing. In addition, such figure does not include the 650,000 common stock options currently outstanding. This amount represents the number of shares issued and outstanding as of August 23, 2006.

(3)              Such figure includes the 28,500,000 Common shares issuable upon exercise of the Class A, Class B and Class C warrants relating to the October 30, 2003 private placement. Warrants issued as part of the bridge loan conversions and the June 16, 2006 financing as well as the 650,000 stock options currently outstanding have not been included in this registration statement.

Description of Financing Transactions

On October 30, 2003, we closed a private placement with six investors for the sale of 9,500,000 units of our securities at a price of $0.01 per unit for gross proceeds of CDN$95,000. Each unit included:

•	one Common share; and

•	one Class A Warrant exercisable for two years commencing on October 30, 2006 to purchase one Common share at CDN $0.10 per share; and

•	one Class B Warrant exercisable for three years commencing on October 30, 2006 to purchase one Common share at CDN $1.46 per share; and

•	one Class C Warrant exercisable for four years commencing on October 30, 2006 to purchase one Common share at CDN $1.52 per share.

The exercise prices of our Class A, B and C warrants (the “Warrants”) are subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. The Warrants are non-transferable and provide for a cashless exercise option. We have the right, in our sole and absolute discretion, to (i) accelerate the exercise date of the Warrants to a date that is prior to October 30, 2006 and/or (ii) reduce the exercise price. We believe that the private placement was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Regulation S promulgated thereunder since the units were offered and sold outside the United States to non-U.S. citizens.

We received total proceeds of CDN $95,000 from the sale of the units.

On January 28, 2004, we closed a private placement with thirty-eight Canadian investors for the sale of 57,350 Common shares at a price of CDN $0.10 per share, for total gross proceeds of CDN $5,735. We believe this offering was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Regulation S promulgated thereunder, since all the shares were offered and sold outside the United States to non-U.S. citizens.

Between March 22 and August 29, 2005, the Company entered into three separate bridge loans (the “Loans”) with three minority shareholders. All of the Loans bore interest at the Bank of Canada Prime Lending Rate (December 31, 2005 - 5%) plus 1%. The Loans were originally due one year from the date of the Loans but the Company could repay the Loans at any time prior to the due date without penalty. No security was provided for the Loans. On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans into units of the Company at a conversion rate of CDN $0.10 per Unit. Each Unit consists of one common share, one Class A warrant giving the holder the right to purchase one common share at CDN $0.25, which is exercisable from January 27, 2009 until January 27, 2011, and one Class B warrant giving the holder the right to purchase one common share at CDN $0.50, which is exercisable from January 27, 2009 until January 27, 2012. As a result of such loan conversions, the Company issued a total of 731,570 restricted shares of common stock, 731,570 Class A warrants, and 731,570 Class B warrants representing a grand total of principal and accrued interest at January 27, 2006 of CDN $73,157.

On June 16, 2006 the Company issued 1,100,000 units to two non-US investors at CDN $0.50 per unit for a total offering price of CDN $550,000. The units were offered by the Company pursuant to an exemption from registration under Regulation S promulgated under the Securities Act of 1933, as amended. Each unit consists of the following: (a) one share of the common stock, no par value, of the Company; (b) one Class A Warrant exercisable for one share of common stock at an exercise price of

CDN $1.00 for a period of three years commencing on June 16, 2008; and (c) one Class B Warrant exercisable for one share of common stock at an exercise price of CDN $1.50 for a period of four years commencing on June 16, 2008. The Company has the right to accelerate the exercise date or reduce the exercise price of the Class A and Class B Warrants.

The proceeds from the sale of the units in October 2003 and from the January 2004 and June 2006 private placements are intended to be used for exploration and general working capital purposes. See “Use of Proceeds” section below for a discussion of the use of the proceeds by us from any exercise of the warrants.

Although we have no contractual obligation to do so, we are registering for the selling shareholders: (i) the Common shares which were included in the units which were sold in the October 2003 private placement and the Common shares we sold in the January 2004 private placement, and (ii) all of the Common shares issuable upon exercise of the Warrants which were sold in the October 2003 private placement, on a registration statement of which this prospectus forms a part. We will bear all costs associated with this registration statement and prospectus.

The offering does not include the 731,570 common shares or 1,463,140 warrants issued pursuant to the bridge loan conversions, the 225,000 shares issued pursuant to stock option exercises or the 1,100,000 shares or 2,200,000 warrants issued pursuant to the financing that closed on June 16, 2006.

Trading Market

There is currently no trading market for our securities. We have received approval for admission for quotation of our securities on the OTC Bulletin Board market sponsored by the National Association of Securities Dealers, Inc. The Over the Counter Bulletin Board is maintained by the NASDAQ Stock Market, but does not have any of the quantitative or qualitative standards such as those required for companies listed on the NASDAQ Small Cap Market or National Markets System.

SELECTED FINANCIAL INFORMATION

The following table sets forth and summarizes certain of the Company’s financial information for the years ended December 31, 2005 and 2004 and the period from August 8, 2003 (date of inception) to December 31, 2003 prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Canadian GAAP, as applied to the Company, does not materially differ from United States generally accepted accounting principles (“U.S. GAAP”), as set forth in Note 7 to the Financial Statements of the Company. This financial information is derived from, and should be read in conjunction with and is qualified in its entirety by reference to the Company’s financial statements, including the notes thereto, and Management’s Discussion and Analysis of Results of Operations and Financial Condition. The Company’s Financial Statements for the periods ended December 31, 2005, 2004 and 2003 have been audited by BDO Dunwoody LLP.

Selected Financial Information

All in Canadian $ except Common Shares issued	For the Period January 1, 2005 to December 31, 2005	For the Period January 1, 2004 to December 31, 2004	For the Period August 8, 2003 to December 31, 2003

Operating Revenues	-	-	-
Interest Income	-	-	-
Loss from Operations	$(102,926)	$(88,541)	$(14,261)
Net Loss	$(102,926)	$(88,541)	$(14,261)
Loss per Share – Basic and Diluted	$(0.00)	$(0.00)	$(0.00)

	As at December 31, 2005	As at December 31, 2004	As at December 31, 2003
Total Assets	$23,748	$29,249	$93,455
Net Assets (Liabilities)	$(69,918)	$(2,067)	$80,739
Total Liabilities	$93,666	$31,316	$12,716
Working Capital (Deficit)	$(69,918)	$(2,067)	$80,739
Share Capital	$100,735	$100,735	$95,000
Common Shares Issued	39,557,350	39,557,350	39,500,000
Dividends Declared	-	-	-

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus and the documents incorporated by reference into this prospectus include forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as “might,” “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “believe,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus . These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements. Notwithstanding the foregoing statements, the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, for forward-looking statements do not, and will not apply to us, so long as our Common shares qualify as a “penny stock.”

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY:

1.     As only three of our directors, Messrs. Gourlay, Kehmeier and Cann, have technical training or experience in exploring for, starting, and operating a mine, we will have to hire qualified consultants. If we cannot locate qualified consultants, we may have to suspend or cease operations which will result in the loss of your investment.

Only three of our directors, Messrs. Gourlay, Kehmeier and Cann have experience with exploring for, starting, and operating a mine. Except for these three individuals, none of our executive officers have any technical training or experience in exploring for, starting, and operating a mine. As such, we will have to hire qualified consultants to perform surveying and exploration of our properties. The other executive officers and director have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

2.     Not all of our properties have been examined by a professional geologist or mining engineer and we have no known mineral reserves on any of our properties. Without mineral reserves we cannot generate income, and if we cannot generate income we will have to cease operations.

The South Vulture and GQ properties have not been examined by a professional geologist or mining engineer. As such, we have no known mineral reserves on any of our properties. Without mineral reserves, we have nothing to economically remove. If we have nothing to economically remove from any of our properties, we cannot generate income and in such a situation, we will have to cease operations which will result in the loss of your investment.

3.	Weather interruptions in the Province of British Columbia may delay our proposed exploration operations. Such delay will extend the time when we may be able to generate revenues.

Our proposed exploration work on the GQ Property can only be performed approximately five to six months out of the year. This is because rain and snow cause travel to our claims to be difficult during six to seven months of the year. During the winter, we are unable to conduct exploration operations on the GQ Property. This could delay exploration and subsequent removal of any mineralized material, should any be discovered. As a result of the delay in removing mineralized material, no revenue will be generated by us, which will result in the loss of your investment. Access to our properties in Arizona is not affected by weather.

4.     Since Messrs. Gourlay, Kehmeier, Prail and Cann, directors of the Company, have other outside business activities and will only be devoting 20% of their time to our operations, our operations may be sporadic. This may result in periodic interruptions or suspensions of exploration which may result in the loss of your investment.

Since our directors and executive officers have other outside business activities and will only be devoting 20% of their time to our operations, our operations may be sporadic and only occur at times which are convenient to Messrs. Gourlay, Kehmeier, Praill and Cann. As a result, exploration of our properties may be periodically interrupted or suspended.

5.	We have had losses and such losses may continue, which may negatively impact our ability to achieve our business objectives.

We had a net loss for the periods ended December 31, 2005, 2004, and 2003. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Revenues and profits, if any, will depend upon various factors, including whether we will be able to develop the land interests that we have an option to purchase and whether we will be able to meet our obligations under our option to purchase. We may not achieve our business objectives and the failure to achieve such goals may result in the loss of your investment.

6.      Our auditors’ opinion on our December 31, 2005 financial statements includes an explanatory paragraph in respect of there being substantial doubt about our ability to continue as a going concern.

We have incurred net losses of $205,728 for the period from August 8, 2003 (inception) to December 31, 2005. We anticipate generating losses for at least the next 12 months. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern as described in the Comments for US Readers on Canada – US Reporting Differences by our auditors with respect to the financial statements for the year ended December 31, 2005. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Our plans to deal with this uncertainty include raising additional capital or entering into a strategic arrangement with a third party. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in our company.

7.	If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We will require additional funds to meet our obligations under our existing property option agreements and to acquire development interests in properties that we want to explore for natural mineral resources in the future. We anticipate that we will require up to approximately CDN $277,900 to fund our continued operations for the next twelve months. As a result of the $550,000 in proceeds received from the issuance of units of the Company in June 2006 and the receipt of $56,250 from the exercise of stock options subsequent to December 31, 2005, the Company has sufficient resources to fund operations for at least the next twelve months. In the future additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans which could cause the company to become dormant. Any additional equity financing may involve substantial dilution to our then existing shareholders.

8.

Because we are organized under the Canada Business Corporations Act, enforcement of civil liabilities against us or our officers or directors may be difficult or impossible from outside the jurisdiction of Canada.

We are a corporation organized under the Canada Business Corporations Act. Our directors and officers reside in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may be difficult for an investor to sue, for any reason, us or any of our officers or directors outside the United States. If an investor was able to obtain a judgment against us or any of our officers or directors in a United States court based on United States securities laws or other reasons, it may be difficult, if not impossible, to enforce such judgment in Canada.

9.     If we do not continue to make payments under our Property Option Agreements for our properties, we will lose our interest in the properties as well as losing all monies incurred in connection with the properties.

We have secured, under the three separate Property Option Agreements with three separate individuals, the right to acquire a 100% interest in the three properties.. Pursuant to the Option Agreements , we may continue to exercise the options only by making a series of annual cash payments and incurring net expenditures on the respective properties. See the Ppoperty option agreements” description located in the section entitled “Property Option Agreement”of this prospectus for a more detailed description of the Option Agreements. If we do not make the required payments or incur the required expenditures in accordance with the Option Agreements we will lose our option to purchase the respective property and may not be able to continue to execute our business objectives if we are unable to find an alternate exploration interest. Each of our property option agreements are separate from each other and the termination of one agreement will not impact our rights under any of the other agreements.

10.

Because our business involves numerous operating hazards, we may be subject to claims of a significant size which would cost a significant amount of funds and resources to rectify. This could force us to cease our operations, which will cause you a loss of your investment.

Our operations are subject to the usual hazards inherent in exploring for minerals, such as general accidents, explosions, chemical exposure, and craterings. The occurrence of these or similar events could result in the suspension of operations, damage to or destruction of the equipment involved and injury or death to personnel. Operations also may be suspended because of machinery breakdowns, abnormal climatic conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. The occurrence of any such contingency would require us to incur additional costs and force us to cease our operations, which will cause you a loss of your investment.

11.

Damage to the environment could also result from our operations. If our business is involved in one or more of these hazards, we may be subject to claims of a significant size which could force us to cease our operations.

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, provincial, state and local agencies. Failure to comply with these rules and regulations can result in substantial penalties. Our cost of doing business may be affected by the regulatory burden on the mineral industry since the rules and regulations frequently are amended or interpreted. We cannot predict the future cost or impact of complying with these laws.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations. Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations. We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Our operations and properties are subject to extensive federal, state, provincial and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences, (ii) restrict the types, quantities and concentration of various substances that can be released into the environment in connection with exploration activities, (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas, (iv) require remedial measures to mitigate pollution from former operations and (v) impose substantial liabilities for pollution resulting from our proposed operations.

The exploration of mineral reserves are subject to all of the usual hazards and risks associated with mineral exploration, which could result in damage to life or property, environmental damage, and possible legal liability for any or all damages. The exploration activities may be subject to prolonged disruptions due to the weather conditions surrounding the location of the GQ Property. Access to our properties in Arizona is not affected by weather. Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program. Even though we are at liberty to obtain insurance against certain risks in such amounts we deem adequate, the nature of those risks is such that liabilities could over exceed policy limits or be excluded from coverage. We do not currently carry insurance to protect against these risks and we may not obtain such insurance in the future. There are also risks against which we cannot, or may not elect to insure. The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, thereby hurting our financial position, future earnings, and/or competitive positions. We may not have enough capital to continue operations and you will lose your investment.

12.	Because of the speculative nature of exploration and development, there is a substantial risk that our business will fail.

The search for valuable natural resources on our properties is extremely risky as the exploration for natural resources is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing mines. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our properties do not contain any reserves, and any funds we spent on exploration will probably be lost. In such a case, we would be unable to complete our business plan.

Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. The risks associated with mineral exploration include:

•	the identification of potential mineralization based on superficial analysis;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to develop our business.

13.	We may not be able to compete with current and potential exploration companies, some of whom have greater resources and experience than we do in developing mineral reserves.

The natural resource market is intensely competitive, highly fragmented and subject to rapid change. We may be unable to compete successfully with our existing competitors or with any new competitors. We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

14.	If we lose the services of any of our management team we may not be able to continue to operate our business and may be required to cease operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Andrew Gourlay, our Chief Executive Officer. Mr. Gourlay, who currently spends approximately 1 day per week working on the Company’s business, has an extensive background in the natural resource exploration industry and the loss of his services would negatively impact our operations. If we lost the services of this individual we would be forced to find other qualified management to assist us in location and exploration of a property. This would be costly to us in terms of both time and expenses. We do not maintain an employment agreement with Mr. Gourlay nor do we have key-man life insurance on him. Therefore, if we were unable to replace the services and experience of Mr. Gourlay, we may be forced to discontinue our operations.

15.	The Prices of Metals are Highly Volatile And A Decrease In Metals Prices Could Result in us Incurring Losses.

The profitability of natural resource operations are directly related to the market prices of the underlying commodities. The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations in the metals markets from the time development of a mine is undertaken and the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop a mineral property at a time when the price of the underlying metals make such exploration economically feasible and, subsequently, incur losses because metals prices have decreased. Adverse fluctuations of metals market price may force us to curtail or cease our business operations.

16.

Our principal stockholders, officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote 72.2% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our Articles of Incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

17.   We are an exploration stage company and the probability that commercially viable deposits or “reserves” exists in the property is extremely remote.

We are an exploration stage company with no known commercially viable deposits, or “reserves” on our properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic, and environmental factors. If we fail to to find a commercially viable deposit on any of our properties our financial condition and results of operations will suffer. If we cannot generate income from the properties we will have to cease operation which will result in the loss of your investment.

18.	We expect losses to continue in the future because we have no reserves and, consequently, no revenue to offset losses.

Based upon current plans and the fact that we currently do not have any reserves, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the acquisition of, and exploration of natural resource properties which do not have any income-producing reserves. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business. We will require additional funds to achieve our current business strategy and our inability to obtain additional financing will interfere with our ability to expand our current business operations.

19.	We may not have the funds to purchase all of the supplies, manpower and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, manpower and certain equipment such as bulldozers and excavators that we might need to conduct exploration. If there is a shortage or scarcity, we cannot compete with larger companies in the exploration industry for supplies, manpower and equipment. In the event that the prices for such resources rise above our affordability levels, we may have to delay or suspend operations. In the event we are forced to limit our exploration activities, we may not find any minerals, even though our properties may contain mineralized material. Without any minerals we cannot generate revenues and you may lose your investment.

20.	Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted and feasible, developing natural resource properties. Our current properties are in the exploration stage only and is without known reserves of natural resources. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of natural resources, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

21.	It is possible that there may be native or aboriginal claims to our property, which could result in us incurring additional expenses to explore our properties.

Although we believe that we have the right to explore our properties, we cannot substantiate that there are no native or aboriginal claims to the properties. Native groups have made extensive land claims to large areas of land within British Columbia and various parts of the United States. The status of such claims is uncertain, and has not been resolved despite lengthy and expensive court proceedings. If a native or aboriginal claim is made to any of our properties, it would negatively affect our ability to explore this property as we would have to incur significant legal fees protecting our right to explore the property. We may also have to pay third parties to settle such claims. If it is determined that there is a legitimate claim to any of our properties then we may be forced to return this property without adequate consideration. Even if there is no legal basis for such claim, the costs involved in resolving such matter may force us to delay or curtail our exploration completely. When we make the application to commence our exploration activities, representatives of Native groups will have the right to participate in, or may be consulted in, review by regulatory authorities of our proposed mining operations. If this occurs, we may have to incur additional resources and it may take longer to obtain the required permits.

RISKS RELATING TO OUR COMMON SHARES:

1. We may, in the future, issue additional Common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of an unlimited number of Common shares without par value and an unlimited number of Preferred shares without par value. The future issuance of our unlimited authorized Common shares may result in substantial dilution in the percentage of our Common shares held by our then existing shareholders. We may value any Common shares issued in the future on an arbitrary basis. The issuance of Common shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our Common shares.

2. Our Common shares are subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

3. We have registered a significant number of common shares underlying our warrants and stock options that may be available for future sale. The sale of these shares may depress the market price of our Common shares and shareholders could suffer a loss on their investment.

As of August 23, 2006, we had 41,613,920 common shares issued and outstanding, warrants outstanding to purchase an aggregate of 32,163,140 common shares and stock options outstanding to purchase an aggregate of 650,000 common shares.We have registered 9,557,350 common shares and 28,500,000 common shares underlying warrants, for a total of 38,057,350 Common shares. All of these shares and warrants will be freely traded under U.S. law upon the effective date of this prospectus and may be sold without restriction. If such warrants are exercised in full and converted to Common shares, our shareholders may experience a decline in the price of our Common shares as such Common shares are sold into the open market. If such decline in the price of our Common shares were to materialize, shareholders could suffer a loss on their investment.

On June 24, 2005, we registered our 2005 Stock Option plan pursuant to which stock options were granted in 2005. Such common shares underlying stock options are freely tradable upon exercise of such options.

4. There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

We have received approval for admission for quotation of our securities on the OTC Bulletin Board. However, there is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. If for any reason our Common shares are not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their Common shares should they desire to do so. No market makers have committed to becoming market makers for our Common shares and none may do so.

5. State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the Common shares are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Common shares in any particular state, the Common shares could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common shares, the liquidity for the Common shares could be significantly impacted thus causing you to realize a loss on your investment.

6. We are a “foreign private issuer”, and you may not have access to the information you could obtain about us if we were not a “foreign private issuer”.

We are considered a “foreign private issuer” under the Securities Act of 1933, as amended. As an issuer incorporated in Canada, we will be required to prepare our annual and interim financial statements in accordance with Canadian generally accepted accounting principles. For purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP. In addition, as a foreign private issuer we will not have to file quarterly reports with the SEC nor will our directors, officers and 10% stockholders be subject to Section 16(b) of the Exchange Act. As a foreign private issuer we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-U.S. companies and will not apply to us. Accordingly, you may not be able to obtain information about us as you could obtain if we were not a “foreign private issuer”.

7. Because we do not intend to pay any cash dividends on our Common shares, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common shares in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

8. We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors .

If we are a “passive foreign investment company” or “PFIC” as defined in Section 1297 of the Code, U.S. Holders will be subject to U.S. federal income taxation under one of two alternative tax regimes at the election of each such U.S. Holder. Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States and either (i) 75% or more of its gross income for the taxable year is “passive income”, which generally includes interest, dividends and certain rents and royalties or (ii) the average percentage, by fair market value (or, if we elect, adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more. Whether we are a PFIC in any year and the tax consequences relating to PFIC status will depend on the composition of our income and assets, including cash. U.S. Holders should be aware, however, that if we become a PFIC, it may not be able or willing to satisfy record-keeping requirements that would enable U.S. Holders to make an election to treat us as a “qualified electing fund” for purposes of one of the two alternative tax regimes applicable to a PFIC. We strongly urge U.S. holders or potential shareholders to consult their own tax advisor concerning the impact of these rules on their investment in us.

9.     Because our Company and three of our directors are located outside the United States, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

Our Company and three of our directors are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, three of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. There is even uncertainty as to whether the Canadian courts would have jurisdiction to hear original actions brought in Canada against us or our directors and officers predicated upon the securities laws of the United States or any state thereof.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2005:

•	On an actual basis; and
•

On a proforma basis to reflect the following 2006 transactions: (a) the 731,570 common shares issued pursuant to the bridge loan conversions; (b) the 225,000 shares issued pursuant to stock option exercises and (c) the 1,100,000 shares issued pursuant to the financing that closed on June 16, 2006.

You should read this table in conjunction with ‘‘Operating and Financial Review and Prospects’’ and our financial statements and the notes thereto, included elsewhere in this prospectus. Amounts below are presented in accordance with Canadian generally accepted accounting principles and are stated in Canadian dollars.

	December 31, 2005		Pro-forma
	Number of Securities	Actual	Number of Securities	Amount

Long-term debt		$-		$-

Common shares , no par value per share; Unlimited authorized;	39,557,350	$100,735	41,613,920	$780,142
Total shareholders’ equity (capital deficit)		$(69,918)		$609,489

As of December 31, 2005 and December 31, 2004, we had $20,790 and $31,316, respectively, in accounts payable and accrued liabilities, all of which is current and unsecured.

As of December 31, 2005, we also had $72,876 in bridge loans (including accrued interest). Between March 22 and August 29, 2005, the Company entered into three bridge loans (the “Loans”) with minority shareholders. All of the Loans bore interest at the Bank of Canada Prime Lending Rate (December 31, 2005 - 5%) plus 1%. The Loans were due one year from the date of the Loans but the Company could repay the Loans at any time prior to the due date without penalty. No security was provided for the Loans. On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans into units of the Company at a conversion rate of $0.10 per Unit. Each Unit consists of one common share, one Class A warrant giving the holder the right to purchase one common share at $0.25, which is exercisable from January 27, 2009 until January 27, 2011, and one Class B warrant giving the holder the right to purchase one common share at $0.50, which is exercisable from January 27, 2009 until January 27, 2012. As a result of such loan conversions, the Company issued a total of 731,570 restricted shares of common stock, 731,570 Class A warrants, and 731,570 Class B warrants representing a grand total of principal and accrued interest at January 27, 2006 of $73,157.

The information set forth in the foregoing table excludes 32,163,140 common shares issuable upon the exercise of warrants and 650,000 issuable upon the exercise of common stock options.

DESCRIPTION OF BUSINESS

History and Overview of the Company

We are an exploration stage company incorporated under the Canada Business Corporations Act in British Columbia, Canada on August 8, 2003 under the name “American Goldrush Corporation.” Our registered office is located at 1000 - 840 Howe Street, Vancouver, B.C. and our head office and principal place of business located at 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4. Our telephone number is (778) 786-1540.

We are attempting to become a company engaged in the exploration and development of mineral properties. To accomplish our objective, our strategy is to acquire exploration prospects. We have options to acquire one property located in British Columbia and two properties located in Arizona that we believe fit within our property acquisition strategy. However, extensive geological analysis of these properties will be required before we can make an evaluation as to the economic feasibility of developing or finding valuable resources on these grounds. We have not, as yet, identified any mineral resources on any of our properties. In addition, there is no assurance that we will be able to continue to make payments required by the respective Property Option Agreements for the respective properties. There is no assurance that the development of the properties we have optioned will generate any revenue.

No commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess deposits of gold or silver. We can provide no assurance to investors that our mineral claims contain a commercially viable mineral deposit until appropriate exploratory work is done and an evaluation based on that work concludes further work programs are justified. At this time, we definitely have no reserves on our mineral claims.

We have limited finances and will require additional funding in order to accomplish our exploration, development and acquisition objectives under our Property Option Agreements. There is no assurance that we will have revenues in the future or that we will be able to secure other funding necessary for our future growth and expansion. There is also no assurance that our mineral exploration activities will produce commercially viable reserves. Our efforts to extract minerals may be unprofitable.

We may seek relationships with other mineral exploration and development companies that will allow us to exploit idle and/or undeveloped resources.

Regulation and Environmental Matters

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, provincial, state and local agencies. Failure to comply with these rules and regulations can result in substantial penalties. Our cost of doing business may be affected by the regulatory burden on the mineral industry. Until we commence prospecting of our claims, we are not subject to any of the rules and regulations governing mineral resource exploration. Currently, we are not subject to any of these laws. We believe that compliance with the laws will not adversely affect our business operations.

For our GQ Property located in British Columbia, once we commence the prospecting of our claims, the primary federal environmental laws governing our operations will be the Fisheries Act. Pursuant to this Act, the federal government of Canada has enacted the Metal Mining Effluent Regulations. The general overriding emphasis of the Fisheries Act and related Regulations is to prohibit the discharge of any hazardous material into lakes, streams or any other body of water. Provincially, the Mines Act, Waste Management Act, Water Act, and Water Protection Act all contain environmental legislation that will be relevant to our operations. The effect of the combined federal and provincial legislation is to protect the environment from any damage due to mining activities.

The prospecting of our claims on the GQ property is provided under the laws of British Columbia. A Notice of Work which details proposed exploration activities must be submitted to and approved by the Ministry of Energy and Mines. We have not yet submitted a Notice of Work to commence exploration of the property.

The approval from the Ministry of Energy and Mines is the only authorization which we need to begin exploration. If development is warranted on the GQ property and we decide to build a mining operation on the property, we will then have to file final plans of operation before we start any operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. Environmental enforcement efforts with respect to mineral operations in both Canada and the United States have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations. Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations. We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Our operations and properties in Canada and the United States are subject to extensive federal, state, provincial and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences, (ii) restrict the types, quantities and concentration of various substances that can be released into the environment in connection with exploration activities, (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas, (iv) require remedial measures to mitigate pollution from former operations and (v) impose substantial liabilities for pollution resulting from our proposed operations.

If we were to advance to the stage of commencing mining operations, we would require extensive environmental reviews. Prior to receiving a permit to operate a mine, we would need to undergo a provincial and federal environmental assessment which involves a detailed governmental review of our plans to protect the environment from damage due to mining. The review process requires public input as well as reviews by several levels of government and multiple ministries within each level of government. Final permitting also requires the submission of a closure plan and the posting of a reclamation bond.

There are no costs to us at the present time in connection with compliance with environmental laws. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Property Option Agreements

South Vulture Property

113°22.000' W
113°12.000' W
113°02.000' W
112°52.000' W
112°42.000' W
112°32.000' W
WGS84 112°14.000' W
34°07.000' N
33°59.000' N
33°51.000' N
33°43.000' N
33°35.000' N
33°27.000' N
South Vulture Project
Congress
Stanton
Octave
Wickenburg
Aguila
Forepaugh
Gladden
Morristown
Wittmann
Surprise
El Mirage
Youngtown
Litchfield Park
Goodyear
Avondale
Tonopah
Wintersburg
AGUILA VALLEY
VULTURE MOUNTAINS
HASSAYAMPA PLAIN
TONOPAH DESERT
HARQUAHALA PLAIN
BIG HORN MOUNTAINS
Vulture Pk
Black Butte
Saddle Mtn
Palo Verde Hills
Burnt Mtn
Belmont Mts
LAKE PLEASANT REG PARK
LUKE AFB
TN
MN
12°
0 5 10 15 20 25 miles
0 5 10 15 20 25 30 35 40 km
Map created with TOPO!® ©2002 National Geographic (www.nationalgeographic.com/topo)

American Goldrush, Inc.
South Vulture Project
Maricopa County, Arizona

On March 24, 2006 we executed a Property Option Agreement with Fred Brost granting the Company the right to a mineral exploration permit covering mining interests in Arizona currently issued to Mr. Brost. The property, known as the South Vulture Property (the “SV Property”), consists of an exploration permit covering 560 acres in Maricopa County, Arizona, approximately 16 miles southwest of Wickenburg, Arizona. Access to the property is via the Vulture Mine Road, a paved county road that passes within a few feet of the Southeast corner of the SV Property.

The South Vulture Property is covered by Arizona State exploration permit no. 08-110130 issued to Fred Brost on March 21, 2006. The land relating to the permit is legally described as LOTS 1 2 S2N2 S2 and covers 559.99 acres. The permit gives the holder the right to surface rights necessary for the prospecting and exploration for minerals.

The SV Property is on land managed by the Bureau of Land Management (BLM) with mineral rights belonging to the State of Arizona. The current state Mineral Exploration Permit can be converted to a state Mineral Lease if a valuable mineral deposit is discovered. The Mineral Exploration Permit and can be renewed for up to a total of five years. Mineral Leases are granted for 20 years.

The SV Property is located in the Vulture Mountains. The middle to low elevations are underlain by foliated thin flows of basalt, pyroclastic and volcaniclastic rocks and clastic sedimentary rocks of Proterozoic age which have been metamorphosed to greenschist to lower amphibolite facies. These rocks are intruded by a stock of quartz monzonite. Gold in the region is native metal and electrum associated with euhedral pyrite, argentiferous galena, and minor chalcopyrite and sphalerite. The gold is present in quartz veins within and subparallel to the porphyritic quartz monozonite sill, as dispersed grains within sill, and in veins, veinlets, and areas of sillification within Proterozoic rocks immediately adjacent to the sill.

The SV Property is located principally on desert alluvium near the pediment of the Vulture Mountains. Locally, pre-Cambrian metamorphic rocks are intruded by a Cretacious quartz monzonite stock, which lies west of the Vulture Mine and just north of the SV Property. The gold mineralization in the area is associated with an apophysis of this stock. Small outcrops of Precambrian rocks are present at several places on the SV Property. Placer gold is also known. It is juvenile coarse and fine gold. Nuggets containing quartz, galena, and dendritic gold have been found in the basal Quarternary gravels.

Freeport McMoran Gold Company (“Freeport”) drilled 93 rotary-hammer holes on and immediately adjacent to the SV Property in 1984-1987. Total length of drilling was approximately 12,000 feet, with holes ranging in depth from 70 to 330 feet. This drilling indicated the presence of a large gold anomaly in pre-Cambrian schist under an average of about 50 feet of alluvium. While the gold mineralization encountered was low grade, Freeport identified a Northwest-trending fault running across the Northeast corner of the SV Property, with the portion of the property Southwest of the fault being dropped down. The significance of this fault, if any, is not known.

Simultaneous with the execution and delivery of the Property Option Agreement, the Company paid the Optionor CDN $5,650 (USD $5,000). The Company may exercise the option by making cash payments totaling CDN $22,600 (USD $20,000) by March 24, 2010 and incurring net expenditures on the Property of at least CDN $135,600 (USD $120,000) by March 24, 2010.

In order to earn a 100% interest in the exploration permit covering the South Vulture Property, the Company must pay Mr. Brost and incur expenditures relating to mining operations in accordance with the following schedule:

Date	Property Payments	Exploration Expenditures

Upon signing of the agreement	USD $5,000	-
March 24, 2007	USD $5,000	USD $10,000
March 24, 2008	USD $5,000	USD $20,000
March 24, 2009	USD $5,000	USD $40,000
March 24, 2010	USD $5,000	USD $50,000

Total	USD $25,000	USD $120,000

The Company must use Mr. Brost for his mineral exploration expertise on the SV Property and Mr. Brost shall invoice the Company for work performed at commercially competitive rates. All work performed on the SV Property will be under the direction and at the discretion of the Company. Furthermore, both the Company and Mr. Brost have the right to assign, sell, mortgage or pledge their rights in the Property Option Agreement or on the SV Property. If the Company assigns or sells the SV Property, Mr. Brost will be entitled to receive a payment equaling 5% of the fair market value of the SV Property at the time of any such sale or assignment. In addition, any mineral interests staked, located, granted or acquired by either party which is located within 2 miles of the SV Property boundary will be included in the option granted to the Company.

The Agreement will terminate if the Company fails to comply with any of its obligations in the Agreement and fails to cure such alleged breach. The Company also has the right to terminate the Agreement by giving notice to Mr. Brost.

We will lose our option if we fail to make any payment according to schedule or if we fail to incur the requisite expenditures prior to March 24 of any given year. Any amounts paid to Mr. Brost are non-refundable. If within 30 days of receipt of a written notice from Fred Brost that a payment was not made in a timely manner, we do not cure the default or give Mr. Brost notice that we deny that such default has occurred, the option will terminate. If we give notice and deny that a default has occurred, the option will not terminate until an Arizona court determines that we are in default. In addition, we have the right to terminate the Property Option Agreement at any time by giving notice of our election to terminate.

GQ Property

Map created Fri May 05 10:11:45 PDT 2006

533373
521731
533372
533374
82M.016
82M.017
82M.006
82M.007
Anstey Hunakwa Park
0
1.4km
Map Center: 118° 48' 3" W, 51° 7' 43" N

Legend

- Indian Reserves
- National Parks
- Parks
- Mineral Tenures
- Reserves (Sites)
- Placer Claim Designation
- Placer Lease Designation
- No Staking Reserve
- Conditional Reserve
- Release Required Reserve
- Surface Restriction
- Recreation Area
- Others
- BCGS Grid
- Contours (1:250K)
- Contour - Index
- Contour - Intermediate
- Areaof Exclusion
- Areaof Indefinite Contours
- Major Cities

Scale: 1:75,000

DO NOT USE FOR NAVIGATION

On June 1, 2006, the Company executed a Property Option Agreement with Warner Gruenwald granting the Company the right to a 100% interest in a mineral exploration property located in British Columbia, Canada. The property, known as the GQ Property, consists of four claims and covers approximately 1,300 acres in the Kamloops Mining District of British Columbia.

The GQ Property is covered by the Province of British Columbia Mining Division tenure numbers 521731, 533372, 533373, and 533374 as legally registered to Warner Gruenwald. The mining claims give the holder the right to surface rights necessary for the prospecting and exploration for minerals. The GQ Property is located 42 kilometers north-northeast of the community of Sicamous in southern British Columbia. Access is via the Trans Canada highway between Sicamous and Revelstoke and the Gorge Creek logging road near Malakwa. The gravel logging roads accessing the GQ Property are regularly maintained.

The GQ Property is situated in the rugged terrain of the Antsey Range along the west flank of the Monashee Mountains. The Monashee Mountain Range is characterized by temperate climate and moderately high precipitation. Winter snow packs of 3 to 5 meters are not uncommon at higher elevations. The GQ Property and surrounding area is located within the metamorphic, plutonic,and sedimentary rocks of the Omineca Belt. The area is underlain by a thick succession of metamorphic rocks of the Shuswap and Monashee Complexes. The Anstey granitic pluton and related dykes, sills, and pegmatitic bodies intrude the metamorphic rocks. Several northwesterly trending linears (faults) are interpreted to transect the GQ Property. Local scale faults and shears usually dip steeply to the west. Mineralization occurs as semiconformable lenses comprised of quartz, pyroxene, scapolite and fine-grained sulphides. Calc-silicate proximal to granitic intrusive rocks host the majority of mineralization. These host rocks strike northerly and generally dip from 50 to 60 degrees west. The showings often display an unusual ‘granular texture’ with infillings of pyrrhotite, pyrite, minor chalcopyrite, and scheelite. Sulphide content ranges from 5 to 30%. The showings appear to occur along specific stratigraphic horizons (i.e cal-silicate) that are likely to be laterally extensive.

Prior to the 1999 program, there was no evidence of mineral occurrences or records of work documented on the GQ Property. Between September 1999 and September 2000 a work program consisting of stream sampling, prospecting, and soil and rock sampling was undertaken. A total of 53 stream silt, 46 panned concentrate, and 3 moss mat samples were collected from the GQ Property. In addition, a total of 46 rock and 30 soil samples were collected and submitted to ALS-Chemex Labs for analysis. The exploration program resulted in the discovery of new mineral showings and anomalous drainages. Anomalous amounts of gold, bismuth, copper, tellurium and tungsten were found to be present on the GQ Property. Although very limited in scope, the exploration program demonstrated the potential for intrusion related gold deposits.

The Company may exercise the option by making cash payments totaling CDN $100,000 and incurring net expenditures on the property of at least CDN $110,000 by June 1, 2010.

Minimum payments due under the Property Option Agreement are summarized as follows:

	Property	Exploration
Date	Payments	Expenditures

June 1, 2007	CDN $10,000	CDN $10,000
June 1, 2008	CDN $20,000	CDN $20,000
June 1, 2009	CDN $30,000	CDN $30,000
June 1, 2010	CDN $40,000	CDN $50,000

Total	CDN $100,000	CDN $110,000

                The Company must use the Mr. Gruenwald for his mineral exploration expertise on the GQ Property and he shall invoice the Company for work performed at commercially competitive rates. All work performed on the GQ Property will be under the direction and at the discretion of the Company. Furthermore, both the Company and Mr. Gruenwald have the right to assign, sell, mortgage or pledge their rights in the Property Option Agreement or on the GQ Property. In addition, any mineral interests staked, located, granted or acquired by either party that are located within two miles of the GQ Property boundary will be included in the option granted to the Company.

The GQ Property is subject to a 2% net smelter return (“NSR”) royalty. Should the Company obtain title to the GQ Property, the Company will have the one-time right exercisable for 90 days following completion of a bankable feasibility study to buy up to 50% of Mr. Gruenwald’s NSR interest, an amount equal to 1% NSR, for CDN $500,000.

We will lose our option if we fail to make any payment according to schedule or if we fail to incur the requisite expenditures prior to June 1 of any given year. Any amounts paid to Mr. Gruenwald are non-refundable. If within 30 days of receipt of a written notice from Warner Gruenwald that a payment was not made in a timely manner, we do not cure the default or give Mr. Gruenwald notice that we deny that such default has occurred, the option will terminate. If we give notice and deny that a default has occurred, the option will not terminate until and unless a single arbitrator in arbitration under the rules of The Arbitration Act of British Columbia determines that we are in default. In addition, we have the right to terminate the Property Option Agreement at any time by giving notice of our election to terminate.

Margarita Property

ORO
1-39
CLAIM
BLOCK
111° 15' 50.0"W
31° 26' 50.0"N
Santa Cruz County, AZ
T23S, R11E
1"=200'
11° E
Blue Wing Mine
Margarita Tank
Old Glory Spring
Old Glory Canyon
Old Glory (Ruins)
Footes Spring
Graves
Ruby
Ruby Lakes
Montana Mine
Brick Mine
Road Tank
Austerlitz Mine
Dart Tank
Japanese Valley
Prospect
Corral
Well
Spring
Dam
Cem
Ruins
Tailings
Gulch
Warsaw Tank
Warsaw Spring
Warsaw Mine
Warsaw Canyon
El Oro Cem
Sorrel Top Mtn
Oro Blanco Mine
Apache Dams
Cramer Mine
Tres Amigos
Dos Amigos
BM 4280
Decca 29
USMM 3
Peak

Copyright (C) 1999, Maptech, Inc.

On July 14, 2006 the Company executed a Property Option Agreement with James Sorrell granting the Company the right to acquire a 100% undivided interest in a mineral exploration property covering mining interests in Arizona currently issued to Mr. Sorrell. The property, known as the Margarita Property, consists of 39 unpatented claims covering approximately 640 acres in the Oro Blanco Mining District of Santa Cruz County, Arizona. The claims are within the Coronado National Forest, and are approximately 10 miles north of the Mexican border. The Margarita Property is best reached by traveling south from Tucson on I-19 to the Arivaca Road and following the paved road to Arivaca, thence about 11 miles over the gravel-surfaced Ruby Road to the project area.

Also on July 14, 2006 in relation to the Company entering into the Margarita Property Option Agreement, the Company entered into a Finder’s Fee Agreement with Fred Brost. The Company has agreed to pay a fee equal to 10% of the Property Option Payments made to James Sorrell during the first three years of the Margarita Property Option Agreement. It is estimated that if the Company makes all of the scheduled property option payments to Mr. Sorrell, the amount paid under the Finder’s Fee Agreement to Mr. Brost will be USD $31,000. If the Company terminates the Margarita Property Option Agreement, the Company will not owe any further payments under the Finder’s Fee Agreement. If it has not been terminated earlier, the Finder’s Fee Agreement will terminate automatically on July 14, 2009.

The gold mineralization at the Margarita Property, and related diggings in the area occurs as disseminations within limonite stained tuffaceous rocks exhibiting intense silicification. There are five such zones within the claim group with Margarita being the largest. Other similar zones have been identified outside of the claim boundary. Where exposed at the surface, the silicified rocks occur as low hills or modest, irregular hills of limonite stained tuff. They appear as tabular or manto like zones within tuffaceous beds in the subsurface. Prior drilling results show that the silicification and associated gold mineralization has lateral continuity but does not occupy the entire tuff bed, and no significant mineralization was reported from the quartz monzonite although the monzonite is believed by some to be the source of the mineralization. In the subsurface, the tuff occur as bands up to 50 feet or so in thickness alternating with parallel units of quartz monzonite. Extensive shallow drilling has shown that, in addition to the surface occurrences, there are as many as three mantos within a few hundred feet of the surface which are similar in character and mineralization to those at the surface.

The Margarita Property is centrally located within a broad area of numerous old mines and prospects dating back to early Spanish colonial times where gold, silver, lead and copper were mined from Mesozoic and early Tertiary igneous rock units. Previous work on the property appears to demonstrate the presence of a zone at the Margarita Property of over 4,000 feet by 1,500 feet encompassing half a million tons of altered and mineralized tuff in a flat lying zone exhibiting gold mineralization. The mineralization averages between 0.05 and 0.06 troy ounces of gold per ton associated with intense silicification and clay pyrite alteration.

The accepted view of the intrusive relationship of the quartz monzonite with the parallel zones of tuff and the monzonite’s relationship to the mineralizing event could be subject to alternative interpretations leading to broader potentials for bulk tonnage mineralization.

Simultaneous with the execution and delivery of the Margarita Property Option Agreement, the Company paid James Sorrell CDN $39,550 (USD $35,000) and Mr. Brost CDN $3,955 (USD $3,500). The Company may exercise the option by making cash payments totaling CDN $932,250 (USD $825,000) by May 31, 2012 and incurring net expenditures on the Property of at least CDN $762,750 (USD $675,000) by May 31, 2009.

Minimum payments and expenditures due under the Agreement are summarized as follows:

	Property	Exploration
Date	Payments	Expenditures

Upon Execution of the Agreement	USD$ 35,000	-
By May 31, 2007 *	USD $50,000	USD $75,000
By May 31, 2008 *	USD $100,000	USD $300,000
By May 31, 2009 *	USD $125,000	USD $300,000
By May 31, 2010	USD $150,000	-
By May 31, 2011	USD $200,000	-
By May 31, 2012	USD $200,000	-

Total	USD $860,000	USD $675,000

* In addition to payments due under the Margarita Property Option Agreement, finder’s fee payments of USD $5,000, USD $10,000, and USD $12,500 are due on May 31, 2007, 2008, and 2009 respectively if the Company makes the respective option payment.

Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments made and all our rights to the Margarita Property. If all said payments are made, then we will acquire all mining interests in the Property subject to a 2% Net Smelter Royalty (“NSR”) retained by the Optionor. Within 90 days of completion of a bankable feasibility study, the Company may purchase the NSR from the Optionor for USD $500,000 for each 1% of the NSR purchased (USD $1,000,000 for the Optionor’s entire 2% NSR). If the Company fails to make any payment when due, the Margarita Property Option Agreement gives the Company a 60-day grace period to pay the amount of the deficiency.

Furthermore, both the Company and Mr. Sorrell have the right to assign, sell, mortgage or pledge their rights in the Margarita Property Option Agreement or on the Margarita Property. In addition, any mineral interests staked, located, granted or acquired by either party which are located within 5 miles of the Margarita Property boundary will be included in the option granted to the Company.

The Agreement will terminate if the Company fails to comply with any of its obligations in the Agreement and fails to cure such alleged breach. The Company also has the right to terminate the Agreement by giving notice to the Optionor.

At present, we do not hold any interest in any exploration reserve property that is in production. Our viability and potential success is in our ability to successfully explore, exploit and eventually generate revenue from our properties. However, we might never be able to generate any revenues from our operations. The exploration for minerals on our properties generally involves a high risk over a long period of time, even with careful evaluations, experience and knowledge this long period may persist. It is almost impossible to ensure that exploration programs on our properties will be profitable or successful. Our inability to locate any minerals on our properties could result in a total loss of our business.

The exploration for minerals on our properties is subject to all of the usual hazards and risks associated with mineral exploration, which could result in damage to life or property, environmental damage, and possible legal liability for any or all damages. The exploration activities may be subject to prolonged disruptions due to the weather conditions surrounding the location of our properties. Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program. Even though we are at liberty to obtain insurance against certain risks in such amounts we deem adequate, the nature of those risks is such that liabilities could over exceed policy limits or be excluded from coverage. We do not currently carry insurance to protect against these risks and there is no assurance that we will obtain such insurance in the future. There are also risks against which we cannot, or may not elect to insure. The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, negatively affecting our financial position, future earnings, and/or competitive positions. If we cannot find capital, manpower, products and equipment we need to continue the exploration efforts we will have to suspend our exploration plans until we do find the capital, products and equipment we need. Suspension of operations will result in the inability to generate revenues.

Material Contracts

We are a party to three Option Agreements with three separate individuals as described above under the section entitled “Property Option Agreements”.

We also have an agreement with Scott Praill one of our directors, which allows us at any time to purchase all or any portion of his 30,000,000 shares. The irrevocable option which he granted us is exercisable at any time at an exercise price of CDN $0.01 per share. Under this agreement, if we elect to exercise our option to purchase their shares, we shall pay the applicable purchase price thereof no later than 10 business days after the delivery of a notice.

         As of December 31, 2005, we also had $72,876 in bridge loans (including accrued interest). Between March 22 and August 29, 2005, the Company entered into three bridge loans (the “Loans”) with minority shareholders. All of the Loans bore interest at the Bank of Canada Prime Lending Rate (December 31, 2005 - 5%) plus 1%. The Loans were due one year from the date of the Loans but the Company could repay the Loans at any time prior to the due date without penalty. No security was provided for the Loans. On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans into units of the Company at a conversion rate of $0.10 per Unit. Each Unit consists of one common share, one Class A warrant giving the holder the right to purchase one common share at $0.25, which is exercisable from January 27, 2009 until January 27, 2011, and one Class B warrant giving the holder the right to purchase one common share at $0.50, which is exercisable from January 27, 2009 until January 27, 2012. As a result of such loan conversions, the Company issued a total of 731,570 restricted shares of common stock, 731,570 Class A warrants, and 731,570 Class B warrants representing a grand total of principal and accrued interest at January 27, 2006 of $73,157.

Other than these contracts, we do not have any other material contracts.

Competition

The natural resource market is intensely competitive in all its phases, highly fragmented and subject to rapid change. We will encounter strong competition from many other natural resource companies, including many that possess substantial financial resources, in acquiring economically desirable producing properties and exploratory drilling prospects, and in obtaining equipment and labor to operate and maintain their properties. We may be unable to compete successfully with our existing competitors or with any new competitors. We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Employees

We have commenced only limited operations. We have no employees at this time . We utilize outside contractors where possible, and rely on the industry expertise of management and our Board of Directors. These contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material. No member of our management team is presently employed by us. We do not foresee any significant changes in the number of employees or consultants we will have over the next twelve months, unless the growth of our business demands it.

Properties

We currently lease our corporate headquarters at 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4, for CDN $235 per month. We believe that our rented properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition, operating results, or cash flows.

Plan of Operations

We are a natural resource exploration company with an objective of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Our primary focus in the natural resource sector is gold.

We have members on our board of directors who have extensive experience in the natural resource industry. However, exploration activities of properties without any proven reserves require a considerable amount of time and money, and the subsequent return on investment for our shareholders would be very long term indeed. Should we make a finding of minerals on any of our properties we would consider our alternatives to such finding, including the possibility of selling any findings to a major mining company. By selling its findings to another mining company, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

The search for valuable natural resources as a business is extremely risky. We can provide investors with no assurance that the properties we have optioned contain commercially exploitable reserves. Exploration for natural reserves is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing commercially feasible reserves. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and any money spent on exploration would be lost.

Natural resource exploration and development requires significant capital and our assets and resources are limited. Therefore, we anticipate participating in the natural resource industry through the purchase of small interests in producing properties, the purchase of property where feasibility studies already exist or by the optioning of natural resource exploration and development projects. To date we have one property under option, and are in the early stages of exploring these properties. There has been no indication as yet that any mineral deposits exist on these properties, and there is no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Exploration Programs

Our business plan is to proceed with the exploration of our properties to determine the potential of the properties to host mineralized material. We plan to engage third party geologists to assist with the assessment of the studies, engineering reports, and site plans with respect to our properties. There are no drilled resources on our claims.

We plan to implement staged exploration programs with the results of one stage determining the exploration program for the subsequent stage. We have land without any proven mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event. We do not have any plan to generate revenue. We have not found economic mineralization yet and it is impossible to project revenue generation from nothing. We will make a decision of how to proceed to each phase of the exploration based on our findings of the exploration.

During this exploration stage, Mr. Gourlay, our President, will only be devoting approximately one day per week of his time to our business. We do not foresee this limited involvement as negatively impacting our Company over the next twelve months as all exploratory work has been and will continue to be performed by outside consultants. In the future, if the demands of our business require more business time of Mr. Gourlay, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business. However, it is possible that Mr. Gourlay may not be able to devote sufficient time to the management of our business at the times needed.

In the future, we will require additional funding that will be in the form of equity financing from the sale of our common stock. However, we may not be able to raise sufficient funding from the sale of our common stock to fund the exploration program. We believe that debt financing will not be an alternative for funding the exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. Traditional debt financing is not available at the early stages of exploration in which we are currently involved. We do not have any arrangements in place for any future equity financing.

South Vulture Property

Prior to the beginning of any exploration, a plan of operations and reclamation bond must be filed with the state of Arizona Land Department and be approved by the state Land Commissioner or his deputy. The Company submitted a “pro-forma” plan of operations that was approved by the state. A USD $2,000 reclamation bond was paid as part of the approval process. Future exploration plans will require us to file a Notice of Intent to drill if we ultimately decide to perform exploration drilling on the South Vulture Property.

The Company plans to proceed with a budget of CDN $11,300 (USD $10,000) to be spent by March 2007 which will satisfy the conditions of the first year of the South Vulture Property option agreement. The exploration program for 2006 will include a comprehensive review of the existing drill data, a geophysical study and surface sampling. One objective will be to identify locations for a 2007 drill program. The magnetometer survey portion of the 2006 program has been completed but no analysis has yet been completed.

GQ Property

The Company plans to proceed with a budget of CDN $10,000 to be spent by the fall of 2006 which will satisfy the conditions of the first year of the GQ Property option agreement. The objective is to further delineate gold mineralization discovered in float and bedrock along logging roads. Soil and rock samples will be collected along logging roads where mineralized material was discovered.

Margarita Property

Prior to the beginning of any exploration, a plan of operations and reclamation bond must be filed with the state of Arizona Land Department and be approved by the state Land Commissioner or his deputy. The Company plans to proceed with a budget of CDN $84,750 (USD $75,000) to be spent by May 2007 which will satisfy the conditions of the first year of the Margarita property option agreement. The Company has not yet finalized the work program or applied for an exploration permit.

The primary goal of this year’s work program is to define drill targets for the 2007 exploration program. The specifics of the 2006 program are yet to be approved. However, it is expected that the

Company will review and compile all existing data, complete additional field mapping with the goal to define geological structures, undertake surface sampling and analysis, define the characteristics of shallow new and infill drill targets and deep holes to define structures associated with possible feeder zones, and assess the value of and define geophysical program(s). In addition, the Company will upgrade certain property access roads. As most of these tasks do not require specialized equipment (i.e. drill rigs), they can be scheduled almost immediately upon the formal approval of the work program by the board of directors.

We anticipate that we will incur the following expenses over the next twelve months:

1. CDN $178,200 in connection with property payments and work expenditures on the Company’s three properties.;

2. CDN $99,700 for operating expenses, including working capital and general, administrative and professional legal and accounting expenses associated with us being a reporting issuer under the Securities Exchange Act of 1934;

We had cash in the amount of CDN $20,007 as of December 31, 2005. Subsequent to December 31, 2006, we completed a financing for total proceeds of CDN $550,000 and we received CDN $56,250 from the exercise of stock options. Our total expenditures over the next twelve months are anticipated to be approximately CDN $277,900. Accordingly, we now have sufficient cash on hand to fund our operations over the next twelve months. However, we will require additional financing to fund our operations in the future.. In the next twelve months, we do not plan to make any purchases of significant equipment, nor do we plan to hire any employees.

Additional financing may not be available in the future. If we do not obtain additional financing necessary to conduct our exploration, we may consider bringing in an additional joint venture partner to provide the required funding. We have not undertaken any efforts to locate a joint venture partner. In addition, we may not ever be able to locate a joint venture partner who will assist us in funding our exploration of any of our properties..

FOREIGN CURRENCY EXCHANGE:

UNITED STATES DOLLARS AND CANADIAN DOLLARS

While our financial statements are reported in Canadian dollars and are intended to comply with U.S. GAAP requirements, a significant portion of our business operations may be conducted in U.S. dollars. We provide the following summary regarding historical exchange rates between these currencies:

Since June 1, 1970, the government of Canada has permitted a floating exchange rate to determine the value of the Canadian dollar as compared to the United States dollar. On August 22, 2006, the exchange rate in effect for Canadian dollars exchanged for United States dollars, expressed in terms of Canadian dollars was $1.1154. This exchange rate is based on the noon buying rates in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York. The following exchange rates were in effect for Canadian dollars exchanged for United States dollars, calculated in the same manner as above for 2003, 2004, 2005 and the first 7 months of 2006:

Period	Average	High	Low	Close

July 2006	1.13	1.11	1.14	1.13
June 2006	1.11	1.10	1.13	1.12
May 2006	1.11	1.10	1.12	1.10
April 2006	1.14	1.11	1.17	1.12
March 2006	1.16	1.13	1.18	1.17
February 2006	1.15	1.14	1.16	1.14

Fiscal Year Ended December 31, 2005	1.21	1.15	1.27	1.17
Fiscal Year Ended December 31, 2004	1.30	1.18	1.40	1.20
August 8, 2003 to December 31, 2003	1.34	1.29	1.41	1.29

Management Discussion and Analysis of Financial Condition and Results of Operations

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, our directors or officers, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, but are “forward-looking” statements. Future filings with the Securities and Exchange Commission (“SEC”), future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Unless otherwise stated, all amounts shown in this “Operating and Financial Review” section of this prospectus are in Canadian Dollars

Overview

As a natural resource exploration company our focus is to locate prospective properties that may host mineral reserves that could eventually be put into mining production. With this in mind, we have to this date identified and secured three properties. One property is located in the Province of British Columbia and is identified as the GQ Property. We also have two properties in Arizona known respectively as the South Vulture Property and the Margarita Property. We do not intend to use any employees, with the exception of part-time clerical assistance on an as-needed basis. Outside advisors, attorneys or consultants will only be used if they can be obtained for a minimal cost or for a deferred payment basis. Management is confident that it will be able to operate in this manner and continue during the next twelve months.

OVERALL PERFORMANCE

The following table sets forth the audited consolidated statement of operations data for American Goldrush Corporation for the fiscal years indicated:

	American Goldrush Corp.
	Periods Ended December 31
	2005	2004	2003 *
Revenue	$Nil	$Nil	$Nil
Expenses	$ 102,926	$ 88,541	$ 14,261

Loss from operations	$ 102,926	88,541	14,261
Net loss	($102,926)	($88,541)	($14,261)
Net loss per share:
Basic and diluted	$0.00	$0.00	$0.00
Weighted average number of common shares outstanding	39,557,350	39,552,951	23,096,552

* The Company was formed on August 8, 2003. As a result, the fiscal period covered commenced August 8, 2003.

Results of Operations of Fiscal 2005 vs. Fiscal 2004

We are a natural resource exploration company in the exploration stage with an objective of acquiring, exploring, and, if warranted and feasible, developing natural resource properties. Natural resource exploration and development requires significant capital and our assets and resources are limited. Therefore, we participate in the natural resource industry through the optioning of natural resource exploration and development projects.

Revenue; Cost of Revenue

We did not earn any revenues during the year ended December 31, 2005. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

General and Administrative Expenses

For the year ended December 31, 2005 we had a net loss of $102,926 consisting of: (a) $48,787 in professional fees related to the preparation of the Company’s registration statement and financial statements; (b) $1,947 in exploration expenses relating to claim filing fees for the Polischuk Property; (c) $12,144 in office expenses; (d) $2,640 in rent; (e) $1,737 in interest relating to the Company’s three bridge loans; (f) $596 in Directors’ fees; and (g) $35,075 in stock-based compensation.

We incurred a loss of $88,541 for year ended December 31, 2004, consisting of: (a) $60,592 in professional fees related to the preparation of the Company’s registration statement and financial statements; (b) $10,000 in property payments made to Randy Polischuk; (c) $14,451 in office expenses; (d) $2,640 in rent; and (e) $858 in transfer agent fees.

The increase in the loss in 2005 compared to 2004 is primarily related to $35,075 in stock-based compensation recognized in 2005. No stock options were granted in 2004. The increase due to the stock-based compensation is partially offset by a reduction in professional fees and property costs in 2005 compared to 2004. The reduced professional fees are due to the timing of the filing of the Company’s F-1 registration statement. The F-1 was initially prepared and filed in 2004 while amendments were filed in 2005. As a result, more professional fees were incurred in 2004 than in 2005. Property costs decreased in 2005 as the Company made two $5,000 payments on the Polischuk property in 2004 whereas in 2005, the Company only incurred $1,947 in claim filing fees before dropping the property.

Results of Operations of Fiscal 2004 vs. Fiscal 2003

Revenue; Cost of Revenue

We did not earn any revenues for during the period from August 8, 2003 (inception) to December 31, 2004. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

General and Administrative Expenses

For the year ended December 31, 2004 we had a net loss of $88,541 consisting of: (a) $60,592 in professional fees related to the preparation of the Company’s registration statement and financial statements; (b) $10,000 in property payments made to Randy Polischuk; (c) $14,451 in office expenses; (d) $2,640 in rent; and (e) $858 in transfer agent fees. We incurred a loss in the amount of $14,261 for the period from inception on August 8, 2003 to December 31, 2003, consisting of: (a) office related fees in the amount of $602; (b) rent in the amount of $471; and (c) professional fees in the amount of $13,188 in connection with our corporate organization and registration process with the SEC. Aside from the filing of the F-1 registration statement in 2004, the reason for the overall increase in the 2004 loss compared to 2003 was that the Company operated for an entire twelve months in 2004 while the Company was formed on August 8, 2003 resulting in only a partial year of activity in 2003.

Liquidity and Capital Resources

On October 30, 2003, we closed a private placement with six investors for the sale of 9,500,000 units, which generated gross proceeds to us of CDN $95,000. On January 28, 2004, we closed a private placement with thirty-eight Canadian investors for the sale of 57,350 Common shares, for total gross proceeds of CDN $5,735. Between March and August 2005 we received a total of $71,139 in proceeds from three separate bridge loans from three minority shareholders. On June 16, 2006 we completed a sale of units of the Company for total proceeds of CDN $550,000 and between January 1 and June 30, 2006 we received CDN $56,250 from the exercise of 225,000 stock options. Such aggregate proceeds are sufficient to enable us to continue our operations for at least the next twelve months.

We are a natural resource exploration company with an objective of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Our primary focus in the natural resource sector is gold.

We have members on our board of directors who have extensive experience in the natural resource industry. However, exploration activities of properties without any proven reserves require a considerable amount of time and money, and the subsequent return on investment for our shareholders would be very long term indeed. Should we make a finding of minerals on any of our properties we would consider our alternatives to such finding, including the possibility of selling any findings to a major mining company. By selling its findings to another mining company, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

During 2005, we used $77,569 in operating activities, an increase of $5,328 over 2004. While our 2005 loss is approximately $14,500 higher than 2004, we incurred $35,075 in non-cash stock-based compensation expense in 2005, compared to no compensation expense in 2004. We also reduced our accounts payable by $10,526 at December 31, 2005 due to reduced activity at that date.

2005 operations were funded through three bridge loans (the “Loans”) with minority shareholders for total proceeds of $71,139. All of the Loans bore interest at the Bank of Canada Prime Lending Rate (December 31, 2005 - 5%) plus 1%. The Loans were due one year from the date of the Loans but the Company could repay the Loans at any time prior to the due date without penalty. No security was provided for the Loans.

On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans into units of the Company at a conversion rate of CDN$0.10 per Unit. Each Unit consists of one common share, one Class A warrant giving the holder the right to purchase one common share at CDN$0.25, which is exercisable from January 27, 2009 until January 27, 2011, and one Class B warrant giving the holder the right to purchase one common share at CDN$0.50, which is exercisable from January 27, 2009 until January 27, 2012. As a result of such loan conversions, the Company has issued a total of 731,570 restricted shares of common stock, 731,570 Class A warrants, and 731,570 Class B warrants representing a grand total of principal and accrued interest at January 27, 2006 of $73,157.

2004 operations were financed through the issuance of common shares in 2004 for proceeds totaling $5,735 and cash remaining from private placements in 2003 for proceeds of $95,000.

We had cash of $20,007 as of December 31, 2005. We anticipate that we will incur the following through the next twelve months:

•	CDN $178,200 in connection with property payments and work expenditures on the Company’s three properties;

•

CDN $99,700 for operating expenses, including working capital and general, administrative and professional legal and accounting expenses associated with us being a reporting issuer under the Securities Exchange Act of 1934.

At December 31, 2005 we had a working capital deficit of $69,918. On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans totaling an aggregate $73,157 into units of the Company at a conversion rate of $0.10 per Unit. On June 16, 2006 we completed a sale of units of the Company for total proceeds of CDN $550,000 and between January 1 and June 30, 2006 we received CDN $56,250 from the exercise of 225,000 stock options.

Current cash on hand is sufficient for our work for the next 12 months as proposed in our Plan of Operations. In the future, we shall require additional funding and we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration programs, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

Critical accounting estimates

The preparation of the Company’s financial statements requires management to make estimates and assumptions regarding future events. These estimates and assumptions affect the reported amounts of certain assets and liabilities, and disclosure of contingent liabilities.

Significant areas requiring the use of management estimates include the variables used in determining stock-based compensation. These estimates are based on management’s best judgment. Factors that could affect these estimates include option term and expected volatility.

Management has made significant assumptions and estimates determining the fair market value of stock-based compensation granted to employees and non-employees. These estimates have an effect on the stock-based compensation expense recognized and the contributed surplus and share capital balances on the Company’s Balance Sheet. The value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted for the purposes of the Black-Scholes calculation is the term of the award since all grants are to non-employees. Because our common stock does not yet trade in a public market, the expected volatility is based on comparable junior mining companies who granted similar term options. These estimates involve inherent uncertainties and the application of management judgment. An expected forfeiture rate of nil was used in the recognition of compensation expense for those options not yet vested at December 31, 2005.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements as of December 31, 2005 and December 31, 2004 or of the date of this report.

Contractual Obligations

We have the following contractual obligations as expressed in Canadian dollars as of July 31, 2006:

Contractual Obligations	Total	Payments Due By Period
		Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 years

Property payments	$1,054,850	$72,150	$315,550	$441,150	$226,000
Property expenditures	$1,008,350	$106,050	$795,800	$106,500	--

	$2,063,200	$178,200	$1,111,350	$547,650	$226,000

Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern. It contemplates that assets will be realized and liabilities and commitments satisfied in the normal course of business. We have incurred net losses of $205,728 for the period from August 8, 2003(inception) to December 31, 2005. We anticipate generating losses for the next 12 months. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern. Our plans to deal with this uncertainty include raising additional capital or entering into a strategic arrangement with a third party. There can be no assurance that our plans can be realized. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment.

At December 31, 2005 we had a working capital deficit of $69,918. On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans totaling an aggregate $73,157 into units of the Company at a conversion rate of $0.10 per Unit. On June 16, 2006 we completed a sale of units of the Company for total proceeds of CDN $550,000 and between January 1 and June 30, 2006 we received CDN $56,250 from the exercise of 225,000 stock options.

Therefore, current cash on hand is sufficient for all work proposed for the next twelve months. We will require additional funding in the future and we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

Recently Issued Accounting Pronouncements Applicable to the U.S.

For US GAAP purposes, we follow the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 whereby stock options granted in the period are measured at their fair value using the Black-Scholes option pricing model.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment“. SFAS No. 123(R) would require our company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R using the modified prospective transition method. Adoption of SFAS No. 123R did not have a material impact upon the Company’s financial statements as all options previously granted were to non-employees and were accounted for under the fair value method of SFAS No. 123.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The implementation of this new standard is not expected to have a material effect on the Company’s financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN No. 48”), which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN No. 48 are effective as of the beginning of its 2007 fiscal year, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN No. 48 on the financial statements.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers as of August 23, 2006:

Name	Position	Age	Date of First Election Or Appointment

Andrew Gourlay (1)(2)	Director, Chairman, President, Chief Executive and Operating Officer and Secretary	50	November 28, 2005
Ronald Blomkamp (3)	Director, Chairman, President, Chief Executive and Operating Officer and Secretary	58	August 8, 2003
Scott Praill(1)	Director	40	September 30, 2003
Robert Cann(1)	Director	49	October 14, 2004
Richard Kehmeier	Director	57	December 1, 2005
Avinesh Bangar (4)	Chief Technology Officer	27	January 1, 2004
Tricia Kolsto (5)	Administrative Officer	34	January 1, 2004

(1)	Member of Audit Committee.
(2)	Mr. Gourlay was appointed to his positions on November 28, 2005.
(3)	Mr. Blomkamp resigned November 28, 2005.
(4)	Mr. Bangar resigned effective March 6, 2006.
(5)	Ms. Kolsto resigned effective March 6, 2006.

The business address of our officers and directors is c/o American Goldrush Corporation, 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4.

Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

Andrew Gourlay has been a Director and our Chairman, President, Chief Executive and Operating Officer since November 2005. He is also currently the President of Sinchao Metals Corp., a privately held Canadian corporation. He is an accomplished mineral and precious metals geologist who has been working as a professional geologist for nearly two decades. From 2003 to 2005, he worked as the Senior Exploration Geologist for Asia Gold Corp. From 1994 to 2003 and presently, he is a consulting geologist to a variety of mineral exploration companies. He has been involved in the search for precious metals in Mongolia, Southeast Asia, and South America. Mr. Gourlay graduated from the University of British Columbia with a Bachelor of Science degree in geology and is a member of the Association of Professional Engineers, Geologists, and Geophysicists of Alberta and is a Fellow of the Geological Association of Canada.

Ronald C. Blomkamp was a Director and our Chairman, President, and Chief Executive and Operating Officer since our incorporation in August 2003. He resigned from all positions from the Company on November 28, 2005. For the five years prior to becoming a director and officer to our company, Mr. Blomkamp acted on his own behalf investing in the stock markets. Since July 21, 2003, Mr. Blomkamp has also been the Chairman of Patriot Gold, Inc., a mineral exploration company traded on the OTCBB. For sixteen years from March of 1978 to 1994, Mr. Blomkamp worked for Edward L. Bateman (now called ELB Group), a publicly listed company and South Africa’s leading mining services company. During this time, he acted in a variety of capacities including Engineer (1978 – 1981), Engineering Manager (1981 – 1987), and Technical Director (1987 – 1994). He holds several patents relating to advanced mining technology. Mr. Blomkamp holds a Diploma in Production Engineering from Witwatersrand College for Advanced Technology in South Africa, and for sixteen years worked at Edward L. Bateman (ELB), South Africa’s leading mining services company.

Scott Praill has served on our Board of Directors since September 2003. Since October, 2002, he has also been a board member of Strata Oil & Gas which trades on the OTCBB. Since 2004, Mr. Praill has been a self-employed financial consultant. From November 1999 to October 2003, he was the Director of

Finance of Inflazyme Pharmaceuticals. Mr. Praill is a financial professional who has been employed by leading companies such as Placer Dome (1999) and Westcoast Energy (1998), and was a Senior Accountant for Price Waterhouse (1993 – 1996), where his responsibilities included the planning of financial statement audits and ensuring Canadian and U.S. GAAP compliance. His duties have also included assessment of adequate financial statement disclosure; preparing and reviewing financial information including pro-forma financial statements for prospectuses, information circulars and other offering documents related to acquisitions, mergers and the issuance of debt and equity securities; evaluating public company operating results through financial statement and financial ratio analysis; and reviewing financial internal control systems and preparing reports for presentation to Audit Committees and Boards of Directors. Mr. Praill has extensive experience in public company financial reporting including compliance with Canadian and U.S. securities exchange requirements and the preparation and review of financial statements. Mr. Praill has earned the following designations: Chartered Accountant (BC, 1996), Certified Public Accountant (Illinois, 2001), and a Bachelor of Science Degree (Simon Fraser University, 1989).

Robert Cann has served as Director for American Goldrush since October 14, 2004. Mr. Cann is a professional geologist with extensive experience in exploration project management and geological consulting. Since graduating with his B.Sc. in Geology and his M.Sc. in Economic Geology in 1979 (both from the University of British Columbia), Mr. Cann has worked in a senior capacity for some of the world’s leading mining companies, including Rio Algom and Cameco Corporation. From July 2002 to present, Mr. Cann has been the Exploration Manager for Entrée Gold Inc. and from 1999 to 2000 held the same position with Spokane Resources Ltd. In 2001 Mr. Cann attended full-time advanced Information Technology courses. Mr. Cann has acted as project manager on multiple large-scale integrated exploration projects in Canada, Central America and South America, and has acted as exploration manager on exploration projects in diverse regions such as Mongolia, Honduras and Mexico. Mr. Cann is fluent in English and Spanish, and is a member of the Geological Association of Canada, the Association of Professional Engineers and Geoscientists, the Canadian Institute of Mining and Metallurgy, and the Canadian Information Processing Society. Mr. Cann has co-authored several scientific articles for geological publications. Mr. Cann has worked as an independent consulting geologist since 1988.

Richard Kehmeier has served as a Director of the Company since December 2005. He is a certified professional and registered exploration geologist with over thirty years of international experience in all phases of resource development for the mining industry. Over the past five years, Mr. Kehmeier has been working as a self-employed consultant. During his career, he has held such positions as Vice President at Gold Reserve Corp. and has worked for companies such as Atlas, Union Carbide, and Anaconda. Mr. Kehmeier graduated from the Colorado School of Mines with a Bachelor of Science in Geological Engineering and a Master of Science in Geology.

Avinesh Bangar served as Chief Technology Officer of American Goldrush from January 2004 until his resignation on March 6, 2006. Since July, 2000 Mr. Bangar has acted as the chief technology officer for Stratabase Inc. For the four years prior to July, 2000, Mr. Bangar was a full time student. Mr. Bangar is an information technology professional with specific expertise in system and network administration, database design, web application development, software design and development, and technical documentation. Mr. Bangar has worked as an information technology professional since graduating from the University College of the Fraser Valley with his Computer Information Systems degree in 2000. Mr. Bangar completed his A+, Sun Certified Systems Administrator, and Citrix Certified Administrator certifications in 2001, followed by his Masters in Computer Science in 2002. Mr. Bangar was recognized and awarded by the International Who’s Who of Information Technology as a leading information technology professional in 2002. Mr. Bangar has been a member of the IEEE Computer Society and the Association for Computing Machinery since 2001.

Tricia Kolsto served as Administrative Officer of American Goldrush from January 2004 until her resignation on March 6, 2006. Ms. Kolsto has acted as administrative officer for Stratabase Inc, since 2000. Ms. Kolsto is an administrative professional with specific expertise in accounting, bookkeeping, accounting software and general administrative systems. Ms. Kolsto works as an independent consultant for companies requiring administrative, bookkeeping and accounting services, and has worked as an administrative professional since 1992. Ms. Kolsto has been a Certified Simply Accounting Consultant since 2001.

Involvement in Certain Legal Proceedings

We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Executive Compensation.

With the exception of Tricia Kolsto and Richard Kehmeier, none of our officers or directors have received or earned any compensation or bonus for services rendered in the 2005 or 2004 fiscal years. Commencing December 2003, Tricia Kolsto has received $500 per month for accounting services rendered to the Company. Ms. Kolsto has provided said services pursuant to a consulting agreement that can be terminated at any time at our discretion. The agreement does not provide for any severance or additional compensation upon termination.

Commencing December 2005, Mr. Kehmeier has received USD $500 per month to serve as a Director of the Company. The monthly fees owing to Mr. Kehmeier shall continue as long as he continues to serve as a Director of the Company.

Stock Option Grants for the Year Ended December 31, 2005

Name	Number of Options Granted	% Of Total Options Granted	Exercise Price per Option	Grant Date	Expiration Date	Mkt. Value of Securities Underlying Options on Date of Grant
Andrew Gourlay	200,000	17%	$0.25	11/28/05	11/28/15	$0.10
Ronald Blomkamp (1)	200,000	17%	$0.25	11/01/05	11/01/15	$0.10
Scott Praill	100,000	8%	$0.25	11/01/05	11/01/15	$0.10
Robert Cann	100,000	8%	$0.25	11/01/05	11/01/15	$0.10
Trish Kolsto	50,000	4%	$0.25	11/01/05	11/01/15	$0.10

(1) The options granted to Mr. Blomkamp were cancelled on December 28, 2005.

No officer or Director have ever exercised stock options granted to them by the Company.

We do not maintain key-man life insurance for any of our executive officers or directors.

We do not have any long-term compensation plans or stock option plans.

Compensation of Directors

With the exception of Richard Kehmeier, there are no Director Service contracts. Mr. Kehmeier’s service contract will terminate upon his ceasing to serve as a Director of the Company.

Auditors

BDO Dunwoody LLP, 600 Cathedral Place, 925 West Georgia Street, Vancouver, B.C., Canada, V6C 3L2, audited the Company’s financial statements for the period from August 8, 2003 (inception) to December 31, 2003, for the years ended December 31, 2005 and 2004 and for the cumulative period from August 8, 2003 (inception) to December 31, 2005. BDO Dunwoody, LLP is a member of the Canadian Institute of Chartered Accountants and is registered with the Public Company Accounting Oversight Board (“PCAOB”) in the United States and the Canadian Public Accountability Board (“CPAB”) in Canada.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions and other officers of the Company. A copy of the code of ethics can be obtained from the Company by making a request in writing addressed to the Corporate Secretary and mailing such request to 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4.

The code of ethics was adopted on March 6, 2006.

Potential Conflicts of Interest

Since our President and directors work for other natural resource exploration companies, there exists the possibility of conflicts of interest between us, our President and directors and such other companies. For example, the President or a director may locate a corporate opportunity and present it to another company before presenting it to us. Our President and directors have been made aware that under certain situations the business opportunity must first be offered to us, depending on the circumstances in which he became aware of the opportunity, the significance of the opportunity to us and whether we should reasonably expect him to make the opportunity available to us. If the situation results in the President or director being interested in the matter, the interest will be disclosed to the other board members who shall approve or disapprove of the action. Furthermore, our President and directors will keep in confidence all confidential information about us. The Company is not aware of any current or potential conflicts of interest with any of our executives or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 23, 2006, concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding Common Stock, (b) each of our directors and executive officers and (c) all current directors and executive officers as a group. Unless otherwise indicated, the address of each person listed is c/o American Goldrush Corporation, 1155 West Pender, Suite 708, Vancouver, British Columbia, V6E 2P4.

Based on 41,613,920 shares of our Common Stock outstanding as of August 23, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class #

Common	Scott Praill (1)	30,016,666	72.1%
Common	Andrew Gourlay (2)	33,333	*
Common	Ron Blomkamp (3)	-	-
Common	Robert Cann (4)	16,666	*
N/A	Richard Kehmeier	-	-
	Total Directors / Senior Management	30,066,665	72.2%

* Represents less than 0.01% of the common shares currently outstanding

(1)	30,000,000 of the shares owned by Mr. Praill are subject to our option to purchase all or any portion of these shares are a purchase price of CDN $0.01 per share.(1)The balance of 16,666 shares relate to stock options that became exercisable on May 1, 2006.

(2)	These shares are represented by share purchase options that became exercisable on May 28, (2)2006.

(3	)Mr. Blomkamp resigned on November 28, 2005.

(4)	These shares are represented by share purchase options that became exercisable on May 1, 2006.

Our major shareholders do not have voting rights that differ from the other holders of shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below in this section, there are no transactions during the last two years, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

•	Any director or executive officer of the small business issuer;
•	Any majority security holder; and
•	Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

In September 2003, pursuant to an agreement, we issued 15,000,000 common shares to Ronald

Blomkamp, one of our founders. Such shares are restricted and the certificates representing such shares contain a restrictive legend. In September 2003, we also issued an additional 15,000,000 common shares to one of our directors and founder, Scott Praill. On January 23, 2006, 15,000,000 shares of the common stock of the Company held by Ronald C. Blomkamp were gifted by Mr. Blomkamp to Mr. Praill, pursuant to an assignment, dated January 23, 2006, among Mr. Blomkamp, Mr. Praill and the Company. No consideration was paid by Mr. Praill for the gifting of such shares. Such assignment was made subsequent to Mr. Blomkamp resigning as President and terminating his relationship with the Company.

The common shares issued to Mr. Praill are subject to our right, exercisable at any time, to purchase any or all of these shares from Mr. Praill at a purchase price of CDN$0.01 per share. We have this right until we, in our sole discretion, decide to terminate the agreement.

Commencing December 2003, Tricia Dennis has received $500 per month for accounting services rendered to the Company. Ms. Dennis has provided said services pursuant to a consulting agreement that can be terminated at any time at the Company’s discretion.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of August 23, 2006, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

None of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The 9,500,000 Class A, Class B and Class C warrants issued in the October 2003 private placement are not exercisable as at August 23, 2006. The exercise price of the Class A warrants, the Class B warrants and the Class C warrants are CDN $0.10 per share, CDN$1.46 per share and CDN$1.52 per share, respectively. Notwithstanding the foregoing, such warrants are included in the beneficial ownership of the selling security holders (to the extent any of them hold such securities). The warrants related to the bridge loan conversions and the sale of units on June 16, 2006 have not been registered and as result have not been included in the table below.

Name of Selling Security holder	Common Shares owned(2)	Number of Shares Issuable Upon Exercise of all of the Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding Held Before the Offering(1)(2)
				# of Shares	% of Class
K. McEwan	1,900,000(3)	5,700,000	7,600,000	0	16.1%
J. Abbinante	1,750,000(4)	5,250,000	7,000,000	0	14.9%
Y. de Joie	1,900,000(3)	5,700,000	7,600,000	0	16.1%
Igman Consulting(5)	950,000(6)	2,850,000	3,800,000	0	8.5%
Paul Uppal	1,500,000(7)	4,500,000	6,000,000	0	13.0%
M. Coombes	1,500,000(7)	4,500,000	6,000,000	0	13.0%
Tricia Kolsto(8)	1,600	0	1,600	0	*
Kim Doerksen	1,550	0	1,550	0	*
Ron Doerksen	1,550	0	1,550	0	*
Patricia Cummings	1,550	0	1,550	0	*
Lori Kanda	1,550	0	1,550	0	*
Cindy Masson	1,450	0	1,450	0	*
Terry Masson	1,450	0	1,450	0	*
Roy Silver	1,550	0	1,550	0	*
Katherine Hubick	1,550	0	1,550	0	*
Al Cooney	1,450	0	1,450	0	*
Joan Tiefenbach	1,550	0	1,550	0	*
Kenneth Tetz	1,450	0	1,450	0	*
Lawrence Warman	1,550	0	1,550	0	*

Alison Meinczinger	1,450	0	1,450	0	*
Martin Meinczinger	1,450	0	1,450	0	*
Avinesh Bangar (9)	1,600	0	1,600	0	*
Raghbir Bangar	1,550	0	1,550	0	*
Sanjeev Aggarwal	1,500	0	1,500	0	*
Jatinder Mahey	1,450	0	1,450	0	*
Surite Mahey	1,500	0	1,500	0	*
Puneet Dardi	1,450	0	1,450	0	*
Narinder Dardi	1,450	0	1,450	0	*
Manohar Bungar	1,550	0	1,550	0	*
Balwinder Bungar	1,500	0	1,500	0	*
Nathanael Arney	1,450	0	1,450	0	*
Santosh Ram	1,500	0	1,500	0	*
Amarjit Panesar	1,500	0	1,500	0	*
Kristen Turner	1,600	0	1,600	0	*
Bekki Vanderlende	1,500	0	1,500	0	*
Steve Epp	1,450	0	1,450	0	*
Susan Heikkila	1,450	0	1,450	0	*
Trevor McHardy	1,500	0	1,500	0	*
Ravi Mahay	1,500	0	1,500	0	*
Sunita Mahay	1,450	0	1,450	0	*
Sandra Charpentier	1,600	0	1,600	0	*
Anne Silver	1,500	0	1,500	0	*
Shel Gould	1,500	0	1,500	0	*
Amelia de Vries	1,600	0	1,600	0	*

* Represents less than one percent of the total number of Common shares outstanding as of the date of this filing.

(1)   Assumes all of the Common shares offered in this prospectus are sold and no other common shares are sold or issued during this offering period. Based on 41,613,920 common shares issued and outstanding on August 23, 2006.

(2)	The number of common shares listed as beneficially owned by such selling security holder represents the number of Common shares currently owned and potentially issueable upon exercise of warrants.

(3)   Includes 1,900,000 Common shares , 1,900,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 1,900,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 1,900,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(4)

Includes 1,750,000 Common shares , 1,750,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 1,750,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 1,750,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(5)   The name of the principal of the shareholder is A. Ramic, who is neither or was at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. A. Ramic has voting, investment and dispositive power over the shares of common stock held by Igman Consulting and the shares of common stock issuable upon the exercise of the warrants held by the Igman Consulting. Igman Consulting received 156,960 common shares and 313,920 warrants pursuant to a bridge loan conversion on January 27, 2006 and A. Ramic subscribed for 550,000 common shares and 1,100,00 warrants on June 16, 2006. Neither of these common shares have been included in the table above due to the fact that the shares related to the bridge loan conversion and the June 16, 2006 subscription are not being registered by this prospectus.

(6)   Includes 950,000 Common shares , 950,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 950,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 950,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(7)

Includes 1,500,000 Common shares , 1,500,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 1,500,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 1,500,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(8) Tricia Kolsto resigned as our Administrative Officer on March 6, 2006.

(9) Avinesh Bangar resigned as our Chief Technology Officer on March 6, 2006.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

Expenses of Issuance and Distribution.

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses	$15,000
SEC registration fee	$ 3,047
Legal fees and expenses	$19,000
Total	$37,047

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a) an exchange distribution in accordance with the rules of the applicable exchange;

(b) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(c) privately negotiated transactions;

(d) market sales (both long and short to the extent permitted under the federal securities laws);

(e) at the market to or through market makers or into an existing market for the shares;

(f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(g) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

USE OF PROCEEDS

The selling security holders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling security holders. However, we will receive the proceeds from the cash exercise of warrants to purchase certain of the shares offered hereunder. If all warrants covered hereby are exercised for cash in accordance with their terms, we would receive gross proceeds of CDN $29,260,000. Any such gross proceeds will be used for exploration and working capital purposes. We can give no assurance that any of our outstanding warrants will be exercised and therefore we may not receive any proceeds related to this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

MATERIAL INCOME TAX CONSIDERATIONS

The following summarizes the principal Canadian federal income tax considerations applicable to the holding and disposition of common shares in the capital of the company by a holder of a company’s common shares who is resident in the United States of America, who has never been a resident of Canada, and who holds common shares solely as capital property (a “United States Holder”). This summary is based on the current provisions of the Income Tax Act (Canada) (the “ITA”), the regulations thereunder, all amendments thereto publicly proposed by the government of Canada to the date hereof, the published administrative practices of Revenue Canada, Taxation, and on current provision of the Canada_United States Income Tax Convention, 1980, as amended (the “Treaty”). Except as otherwise expressly provided, this summary does not take account of any provincial, territorial or foreign tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

This summary is not intended to include all circumstances in which a disposition of common shares might occur. This summary does not constitute, and should not be construed to constitute, tax advice to any particular investor. Investors are, therefore, advised to consult their own tax advisors with respect to their individual circumstances. This summary contains information relating only to provisions of Canadian federal income tax law, as set out above.

This summary does not include information relating to the provisions of any taxation legislation of the United States or of any state. Investors who are or may be subject to liability to tax under any legislation of the United States or of any state are advised to consult with their own tax advisors with respect to possible liability.

Under the ITA, amounts paid or credited or deemed paid or credited on account of dividends to holders of common shares that are resident in a country other than Canada will be subject to withholding tax of 25% of the amount of the dividend. The rate of withholding tax may be reduced pursuant to the terms of a bilateral income tax treaty between Canada and the country in which a holder of common shares is resident. In certain circumstances, the purchase by a company of its common shares may result in a deemed dividend. Under the Treaty, if the recipient of a dividend on the common shares is the beneficial owner of such dividends and is considered to be a resident of the United States for purposes of the Treaty, the rate of Canadian withholding tax on such dividends will generally be reduced to 15% of the amount of such dividends or, if the recipient is a corporation which owns at least 10% of the voting stock of a company, to 5% of the amount of such dividends.

A holder of common shares who is not resident in Canada will not be subject to tax under the ITA in respect of any capital gain, or be entitled to deduct any capital loss, realized on a disposition of the common shares unless at the time of such disposition such common shares constitute “Taxable Canadian Property” of the holder for purposes of the ITA and the holder is not entitled to relief under a bilateral income tax treaty between Canada and the country in which the holder of the common shares is resident. If the holder is not entitled to relief under a tax treaty, three-quarters of the gain arising on a disposition of Taxable Canadian Property will be taxable at the rates that approximate the rates applicable to residents of Canada. The common shares of a company will not generally constitute “Taxable Canadian Property” at a particular time if they are listed on a prescribed stock exchange (which includes the Canadian Venture Exchange) at that time. However, a holder’s common shares and rights to acquire common shares or interests in common shares will be considered “Taxable Canadian Property” if the holder uses or holds, or is deemed to use or hold, such shares in, or in the course of carrying on, a business in Canada, or if at any time during the five year period immediately preceding the disposition of such common shares, the non-resident holder and persons with whom the non-resident holder did not deal at arm’s length owned, had rights to acquire, or had interests in 25% or more of the issued shares of any class of the company. Under the Treaty, any gain from a disposition of common shares by a person who is considered a resident of the United States for purposes of the Treaty may be exempt from Canadian tax even if the shares constitute Taxable Canadian Property. This exemption will apply if, at the time of disposition, the value of the common shares did not derive principally from Canadian real property and such shares do not form part of the business property of a permanent establishment of the holder in Canada or pertain to a fixed base available to the holder in Canada for the purpose of performing independent personal services.

EXCHANGE CONTROLS

There are no government laws, decrees or regulations in Canada which restrict the export or import of capital or, subject to the following sentence, which affect the remittance of dividends or other payments to nonresident holders of our common shares. However, any such remittance to a resident of the United States is generally subject to non-resident tax pursuant to Article X of the 1980 Canada-United States Income Tax Convention. See “Material Income Tax Considerations” above for additional discussion on tax matters.

There are currently no limitations of general application imposed by Canadian federal or provincial laws on the rights of non-residents of Canada to hold or vote our common shares. There are also no such limitations imposed by the articles of incorporation with respect to our common shares. There are, however, certain requirements on the acquisition of control of our securities by non-residents of Canada. The Investment Canada Act requires notification to and, in certain cases, advance review and approval by, the Government of Canada, of the acquisition by a “non-Canadian” of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally speaking, in order for an acquisition to be subject to advance review and approval, the asset value of the Canadian business being acquired must meet or exceed certain monetary thresholds.

SHARE CAPITAL

Security Holders

At August 23, 2006, there were 41,613,920 common shares outstanding which were held by approximately 51 stockholders of record. We do not have any shareholders who are United States citizens or residents.

Transfer Agent

We have appointed Holladay Stock Transfer, Inc., with offices at 2939 North 67th Place, Scottsdale, Arizona, 85215, phone number 480-481-3940, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares and stock warrants.

Admission to Quotation on the OTC Bulletin Board

There is currently no trading market for our securities. We have received approval for admission for quotation of our securities on the OTC Bulletin Board market sponsored by the National Association of Securities Dealers, Inc. The Over the Counter Bulletin Board is maintained by the NASDAQ Stock Market, but does not have any of the quantitative or qualitative standards such as those required for companies listed on the NASDAQ Small Cap Market or National Markets System. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board until a future time, if at all, that we apply and qualify for admission to quotation on the Nasdaq Small Cap Market. We may not now and it may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the Nasdaq Small Cap Market.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Articles of Incorporation and Bylaws

The Company’s Articles of Incorporation were filed with the Director under the Canada Business

Corporations Act on August 12, 2003. The Company, having a primary place of business in the Province of British Columbia, was also issued a Certificate of Registration as an extraprovincial company under the Company Act, British Columbia on November 7, 2003. Pursuant to Section 4 of the Statement on Registration Extraprovincial Company filed on November 7, 2003, the Company’s objects and purposes was described as “mineral exploration and development.”

The directors of the Company are empowered under Schedule C to the Articles of Incorporation to (1) borrow money upon the credit of the Company; (2) issue, reissue, sell or pledge the debt obligations of the Company; (3) give a guarantee on behalf of the Company to secure performance of an obligation of any person; and (4) charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the currently owned or subsequently acquired property and assets of the Company, including, without limitation, real and personal property, movable and immovable property, tangible and intangible assets, book debts, right, powers, franchises and undertakings, to secure any obligation of the Company. The Company’s Articles of Incorporation and By-Laws do not place any restrictions on the voting powers of interested directors. With respect to the directors of the Company, section 3 of the By-Laws of the Company provides that, as long as an interested director has complied with the applicable provisions of the Canada Business Corporations Act, any director shall not be disqualified by his office from contracting with the Company, nor shall any contract or arrangement entered into by or on behalf of the Company with any director or in which any director is in any way interested be liable to be voided, nor shall any director so contracting or interested be liable to account to the Company for any profit realized from such contract or arrangement by reason of that director or officer holding that office or of the fiduciary relationship thereby established provided that such officer or director shall have complied with the provisions of the Canada Business Corporations Act

The holders of the Company’s Common shares are entitled to receive notice of, and attend and vote at all, meetings of shareholders. Currently, there are no specific rights, preferences and restrictions attaching to each of the Company’s Preferred shares. The Company may issue Preferred shares in one or more series and, pursuant to Schedule A to the Company’s Articles of Incorporation, the directors may, by majority resolution, alter the Articles of Incorporation to create, define and attach rights and restrictions to the shares of each series.

Pursuant to section 12 of the Company’s By-Laws, the quorum at meetings of the Company’s shareholders shall be constituted by the presence of two shareholders entitled to vote at any such meeting holding or representing by proxy not less than one-twentieth of the shares entitled to be voted at such meeting.

There are no limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities of the Company imposed by foreign law or by the Articles of Incorporation or any other constituent document of the Company.

Common Stock

We are authorized to issue an unlimited number of Common shares without par value , of which 41,613,920 shares are issued and outstanding as of August 23, 2006. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Each holder of the Company’s Common shares is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

Preferred Stock

We are authorized to issue an unlimited number of shares of preferred stock. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue an unlimited number of shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants

We have warrants outstanding to purchase an aggregate of 32,163,140 common shares. Of this total, 28,500,000 warrants have been registered with this prospectus including, 9,500,000 exercisable at CDN $0.10 per share beginning October 30, 2006 and expiring October 30, 2008; 9,500,000 exercisable at CDN $1.46 per share beginning October 30, 2006 and expiring October 30, 2009; and 9,500,000 exercisable at CDN $1.52 per share beginning October 30, 2006 and expiring October 30, 2010.

We also have 731,570 warrants giving the holder the right to purchase one common share at $0.25, which is exercisable from January 27, 2009 until January 27, 2011, and 731,570 warrants giving the holder the right to purchase one common share at $0.50, which is exercisable from January 27, 2009 until January 27, 2012. These warrants were issued as part of the bridge loan conversions which took place on January 27, 2006 are not being registered as part of this prospectus.

In addition we have 1,100,000 warrants exercisable for one common share at an exercise price of CDN $1.00 for a period of three years commencing on June 16, 2008 and 1,100,000 warrants exercisable for one common share at an exercise price of CDN $1.50 for a period of four years commencing on June 16, 2008. These warrants were issued as part of the June 16, 2006 financing and are not being registered as part of this prospectus.

All of our warrants are non-transferable and provide for a cashless exercise option. We have the right, in our sole and absolute discretion, to (i) accelerate the exercise date of the warrants to a date which is prior to the date the warrants can be exercised and /or (ii) reduce the exercise price. If we exercise our right to do so, we shall provide notice thereof to the warrantholder.

Stock Options

The Company currently has 650,000 common stock options outstanding. On June 16, 2005, the stockholders of the Company approved the Company’s 2005 stock option plan whereby the Company may grant options to its directors, consultants, and employees for up to 5,000,000 shares of common stock. The terms of options grantable by the Company are done at the discretion of the Option Committee of the Board of Directors, including the number of common shares under option, the exercise price and expiry date of such options and any amendments thereto. Such “terms and conditions”, including the pricing of the options, expiry and the eligibility of personnel for such stock options; and are described below.

The principal purposes of the Company’s stock option program are to (a) promote a proprietary interest in the Company among the officers, directors, employees and consultants of the Company, (b) retain and attract the qualified officers, directors, employees and consultants the Company requires, (c) provide a long-term incentive element in overall compensation, and (d) promote the long-term profitability of the Company.

The Plan provides that stock options may be granted to service providers for the Company. The term “service providers” means (a) any full or part-time employee or Officer, or insider of the Company; (b) any other person employed by a company or individual providing management services to the Company; (c) any other person or company engaged to provide ongoing consulting services for the Company (any person in (a), (b), or (c) hereinafter referred to as an “Eligible Person”); and (e) any corporation controlled by such Eligible Person, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Person and/or spouse, children and/or grandchildren of such Eligible Person. Subject to the foregoing, the board of directors or Committee, as applicable, shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option.

The Plan shall be administered by the board of directors of the Company or a committee established by the board of directors for that purpose. Subject to approval of the granting of options by the board of directors or Committee, as applicable, the Company shall grant options under the Plan.

The Plan provides that the aggregate number of shares of the Company, which may be issued and sold under the Plan, will not exceed 5,000,000. The Company shall not, upon the exercise of any option, be required to issue or deliver any shares prior to (a) the admission of such shares to listing on any stock exchange on which the Company’s shares may them be listed, and (b) the completion of such registration or other qualification of such shares under any law, rules or regulation as the Company shall determine to be necessary or advisable. If any shares cannot be issued to any optionee for whatever reason, the obligation of the Company to issue such shares shall terminate and any option exercise price paid to the Company shall be returned to the optionee.

If a stock option expires or otherwise terminates for any reason without having been exercised in full, the number of common shares reserved for issuance under that expired or terminated stock option shall again be available for the purposes of the Plan. The Plan provides that it is solely within the discretion of the Board to determine who should receive stock options and in what amounts, subject to the following conditions:

(a)	options will be non-assignable and non-transferable;
(b)	options may be exercisable for a maximum of ten years from grant date;

(c)   options to acquire no more than 5% of the issued shares of the Company under the Plan together with any other options for services may be granted to any one individual in any 12-month period;

(d)	options to acquire no more than 10% of the issued shares of the Company may be granted to any insiders in any 12-month period;

(e)   the issuance of shares to insiders of the Company may not exceed 10% of the issued and outstanding shares within a one year period

(f)    the issuance of shares to an insider of the Company and his or her associates under the Plan and all other compensation arrangements, within a one year period, may not exceed 5% of the issued and outstanding shares.

(g)    unless otherwise determined by the Option Committee, all vested options expire 30 days following the date of resignation or termination of the option holder;

(h)   in the event of an option holder’s death, the option holder’s personal representative may exercise any portion of the option holder’s vested outstanding options for a period of one year following the option holder’s death, with the consent of the board of directors.

The Plan provides that other terms and conditions may be attached to a particular stock option, such terms and conditions to be referred to in a schedule attached to the option certificate. Stock options granted to directors, senior officers, employees or consultants will vest over a three-year period unless otherwise determined by the Board on a case by case basis.

The price at which an option holder may purchase a common share upon the exercise of a stock option will be as set forth in the option certificate issued in respect of such option and in any event will not be less than the market price of the Company’s common shares as of the date of the grant of the stock option (the “Award Date”). The market price of the Company’s common shares for a particular Award Date will typically be the closing trading price of the Company’s common shares on the day immediately preceding the Award Date, or otherwise in accordance with the terms of the Plan. Where there is no such closing price or trade on the prior trading day “market price” shall mean the average of the most recent bid and ask of the shares of the Company on any stock exchange on which the shares are listed or dealing network on which the shares of the Company trade.

In no case will a stock option be exercisable at a price less than the minimum prescribed by each of the organized trading facilities or the applicable regulatory authorities that would apply to the award of the stock option in question.

Common shares will not be issued pursuant to stock options granted under the Plan until they have been fully paid for by the option holder.

LEGAL MATTERS

Morton & Company has opined on the validity of the Common shares being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph relating to our ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND

AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Canada, all of our executive officers and directors and the Canadian experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against the Company and certain other persons, see “Risk Factors— Because we are organized under the Canada Business Corporations Act, enforceability of civil liabilities against us or our officers or directors may be difficult or impossible from outside the jurisdiction of Canada.”

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by The Canada Business Corporations Act, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Foreign Private Issuer. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. Accordingly, we have filed a registration statement on Form F-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of American Goldrush Corporation filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street NE, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

.As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

We furnish our stockholders with annual reports containing audited financial statements. You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

American Goldrush Corporation

1155 West Pender, Suite 708

Vancouver, British Columbia V6E 2P4

(778)-786-1540

GLOSSARY

Au:	Gold

Breccia:	Rock composed of sharp-angled fragments embedded in a fine-grained matrix.

Deposit::

A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing reserves of ore, unless final legal, technical, and economic factors are resolved.

Exploration:	Prospecting, sampling, mapping, drilling and other work involved in searching for ore.

Fault:

A break in the Earth’s crust caused by tectonic forces which have moved the rock on one side with respect to the other. Faults may extend for many kilometres, or be only a few centimetres in length. Similarly, the movement or displacement along the fault may vary widely.

Geophysics:	The use of the physical, magnetic or electrical properties of rock formations, minerals and orebodies to remotely detect new ore deposits, either by ground or airborne surveys.

Hectare:	A unit of area in the metric system equal to 100 acres, or 10,000 square meters, and the equivalent of 2.471 acres in British Imperial and U.S. Customary measure.

Mineralized material:	Tonnage and grade estimate for non-reserve materials where sampling and geologic understanding is sufficient for classification as reserves, but that may not pass the economic test.

Mining Claim:	That portion of applicable mineral lands that a party has staked or marked out in accordance with applicable mining laws to acquire the right to explore and exploit the minerals under the surface.

Ore:	A natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit or from which some part may be profitably separated.

Quartz:	A common mineral, silicon dioxide, occurring in crystals and grains.

Resource	The calculated amount of material in a mineral deposit, based on limited drill information.

Reserve:	The calculated tonnage and grade of mineralization which can be extracted profitably; classified according to the level of confidence that can be placed in the data.

Stratigraphy:	The arrangement of rock strata, especially as to geographic position and chronological order of sequence.

AMERICAN GOLDRUSH CORPORATION

(An Exploration Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2005 and 2004

(Stated in Canadian Dollars)

AMERICAN GOLDRUSH CORPORATION

(AN EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

DECEMBER 31, 2005

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMMENTS BY AUDITORS FOR US READERS ON CANADA – US REPORTING DIFFERENCES

FINANCIAL STATEMENTS

BALANCE SHEETS
STATEMENTS OF LOSS AND DEFICIT
STATEMENTS OF CASH FLOWS

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF

AMERICAN GOLDRUSH CORPORATION

WE HAVE AUDITED THE BALANCE SHEETS OF AMERICAN GOLDRUSH CORPORATION (AN EXPLORATION STAGE COMPANY) AS AT DECEMBER 31, 2005 AND 2004 AND THE STATEMENTS OF LOSS AND DEFICIT, CASH FLOWS AND CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004, THE PERIOD FROM AUGUST 8, 2003 (INCEPTION) TO DECEMBER 31, 2003 AND THE CUMULATIVE PERIOD FROM AUGUST 8, 2003 (INCEPTION) TO DECEMBER 31, 2005. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY’S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDITS.

WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED AUDITING STANDARDS AND THE STANDARDS OF THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD (UNITED STATES). THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM AN AUDIT TO OBTAIN REASONABLE ASSURANCE WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION.

IN OUR OPINION, THESE FINANCIAL STATEMENTS PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE FINANCIAL POSITION OF THE COMPANY AS AT DECEMBER 31, 2005 AND 2004 AND THE RESULTS OF ITS OPERATIONS AND ITS CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004, THE PERIOD FROM AUGUST 8, 2003 (INCEPTION) TO DECEMBER 31, 2003 AND THE CUMULATIVE PERIOD FROM AUGUST 8, 2003 (INCEPTION) TO DECEMBER 31, 2005 IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

/S/ BDO DUNWOODY LLP

CHARTERED ACCOUNTANTS

VANCOUVER, CANADA

FEBRUARY 10, 2006 (EXCEPT FOR NOTE 3(B), AS OF MARCH 24, 2006)

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

IN THE UNITED STATES, REPORTING STANDARDS FOR AUDITORS REQUIRE THE ADDITION OF AN EXPLANATORY PARAGRAPH (FOLLOWING THE OPINION PARAGRAPH) WHEN THE FINANCIAL STATEMENTS ARE AFFECTED BY CONDITIONS AND EVENTS THAT CAST SUBSTANTIAL DOUBT ON THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN, SUCH AS THOSE DESCRIBED IN NOTE 1 TO THE FINANCIAL STATEMENTS. OUR REPORT TO THE SHAREHOLDERS DATED FEBRUARY 10, 2006 (EXCEPT FOR NOTE 3(B), AS OF MARCH 24, 2006) IS EXPRESSED IN ACCORDANCE WITH CANADIAN REPORTING STANDARDS WHICH DO NOT PERMIT A REFERENCE TO SUCH EVENTS AND CONDITIONS IN THE AUDITORS’ REPORT WHEN THESE ARE ADEQUATELY DISCLOSED IN THE FINANCIAL STATEMENTS.

/S/ BDO DUNWOODY LLP

CHARTERED ACCOUNTANTS

VANCOUVER, CANADA

FEBRUARY 10, 2006 (EXCEPT FOR NOTE 3(B), AS OF MARCH 24, 2006)

AMERICAN GOLDRUSH COPORATION

(An Exploration Stage Company)

BALANCE SHEETS

(Stated in Canadian Dollars)

	DECEMBER 31	DECEMBER 31
	2005	2004

ASSETS

CURRENT
CASH	$ 20,007	$ 26,437
RECEIVABLES	1,716	2,577
PREPAID EXPENSES	2,025	235

	$ 23,748	$ 29,249

LIABILITIES

CURRENT
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	$ 20,790	$ 31,316
BRIDGE LOANS AND ACCRUED INTEREST PAYABLE (NOTE 4)	72,876	-

	93,666	31,316

CAPITAL DEFICIT

SHARE CAPITAL
AUTHORIZED:
UNLIMITED COMMON SHARES WITHOUT PAR VALUE
UNLIMITED PREFERRED SHARES WITHOUT PAR VALUE

ISSUED:
39,557,350 COMMON SHARES (NOTE 5)	100,735	100,735
CONTRIBUTED SURPLUS	35,075	-
DEFICIT ACCUMULATED DURING THE EXPLORATION STAGE	(205,728)	(102,802)

	(69,918)	(2,067)

	$ 23,748	$ 29,249

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

64;

AMERICAN GOLDRUSH CORPORATION

(An Exploration Stage Company)

STATEMENTS OF LOSS AND DEFICIT

(Stated in Canadian Dollars)

			AUGUST 8, 2003	AUGUST 8, 2003
	YEARS ENDED		(INCEPTION)	(INCEPTION)
			TO	TO
	DECEMBER 31	DECEMBER 31	DECEMBER 31	DECEMBER 31
	2005	2004	2003	2005

				(CUMULATIVE)
EXPENSES
MINERAL PROPERTY ACQUISITION AND
EXPLORATION EXPENDITURES (NOTE 3)	$ 1,947	$ 10,000	$ -	$ 11,947
OFFICE AND SUNDRY	12,144	14,451	602	27,197
RENT	2,640	2,640	471	5,751
PROFESSIONAL FEES	48,787	60,592	13,188	122,567
TRANSFER AGENT FEES	-	858	-	858
DIRECTORS’ FEES	596	-	-	596
INTEREST	1,737	-	-	1,737
STOCK-BASED COMPENSATION (NOTE 5)	35,075	-	-	35,075

NET LOSS FOR THE PERIOD	$(102,926)	$ (88,541)	$ (14,261)	$ (205,728)

NET LOSS PER SHARE – BASIC AND DILUTED	$ 0.00	$ 0.00	$ 0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	39,557,350	39,552,951	23,096,552

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

AMERICAN GOLDRUSH CORPORATION

(An Exploration Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

(Stated in Canadian Dollars)

			AUGUST 8, 2003	AUGUST 8, 2003
	YEARS ENDED		(INCEPTION)	(INCEPTION)
			TO	TO
	DECEMBER 31	DECEMBER 31	DECEMBER 31	DECEMBER 31
	2005	2004	2003	2005

				(CUMULATIVE)
CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS FOR THE PERIOD	$ (102,926)	$ (88,541)	$ (14,261)	$ (205,728)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
STOCK-BASED COMPENSATION	35,075	-	-	35,075
CHANGE IN RECEIVABLES	861	(2,536)	(41)	(1,716)
CHANGE IN PREPAID EXPENSES	(1,790)	236	(471)	(2,025)
CHANGE IN ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	(10,526)	18,600	12,716	20,790
CHANGE IN ACCRUED INTEREST PAYABLE	1,737	-	-	1,737

NET CASH USED IN OPERATING ACTIVITIES	(77,569)	(72,241)	(2,057)	(151,867)

CASH FLOWS FROM FINANCING ACTIVITIES
PROCEEDS FROM BRIDGE LOANS	71,139	-	-	71,139
ISSUANCE OF COMMON STOCK	-	5,735	95,000	100,735

	71,139	5,735	95,000	171,874

(DECREASE) INCREASE IN CASH	(6,430)	(66,506)	92.943	20,007

CASH, BEGINNING OF PERIOD	26,437	92,943	-	-

CASH, END OF PERIOD	$ 20,007	$ 26,437	$ 92,943	$ 20,007

SUPPLEMENTAL INFORMATION

INTEREST PAID	$ -	$ -	$ -	$ -
INCOME TAXES PAID	$ -	$ -	$ -	$ -

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

AMERICAN GOLDRUSH CORPORATION

(An Exploration Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

(Stated in Canadian Dollars)

			DEFICIT
	COMMON STOCK		ACCUMULATED

	NUMBER OF		DURING THE
	COMMON		EXPLORATION	CONTRIBUTED
	SHARES	AMOUNT	STAGE	SURPLUS	TOTAL

SHARES ISSUED TO FOUNDERS ON INCEPTION	30,000,000	$-	$-	$ -	$-

PRIVATE PLACEMENT, COMMON SHARE ISSUANCES FOR CASH AT $0.01 PER SHARE IN OCTOBER, 2003 (NOTE 5)	9,500,000	95,000	-	-	95,000

NET LOSS FOR THE PERIOD	-	-	(14,261)	-	(14,261)

BALANCE, DECEMBER 31, 2003	39,500,000	95,000	(14,261)	-	80,739

PRIVATE PLACEMENT, COMMON SHARE ISSUANCES FOR CASH AT $0.10 PER SHARE IN JANUARY, 2004 (NOTE 5)	57,350	5,735	-	-	5,735

NET LOSS FOR THE YEAR	-	-	(88,541)	-	(88,541)

BALANCE, DECEMBER 31, 2004	39,557,350	100,735	(102,802)	-	(2,067)

STOCK-BASED COMPENSATION (NOTE 5)	-	-	-	35,075	35,075

NET LOSS FOR THE YEAR	-	-	(102,926)	-	(102,926)

BALANCE, DECEMBER 31, 2005	39,557,350	$100,735	$(205,728)	$ 35,075	$(69,918)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

AMERICAN GOLDRUSH COPORATION

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

1.	OPERATIONS

ORGANIZATION

THE COMPANY WAS INCORPORATED IN CANADA UNDER THE LAWS OF THE CANADIAN BUSINESS CORPORATIONS ACT ON AUGUST 8, 2003.

EXPLORATION STAGE ACTIVITIES

THE COMPANY HAS BEEN IN THE EXPLORATION STAGE SINCE ITS FORMATION AND HAS NOT YET COMMENCED ITS PLANNED OPERATIONS (MINERAL EXPLORATION). THE COMPANY IS PRIMARILY ENGAGED IN THE ACQUISITION AND EXPLORATION OF MINING PROPERTIES IN NORTH AMERICA. IN FEBRUARY, 2004, THE COMPANY ENTERED INTO A PROPERTY OPTION AGREEMENT TO ACQUIRE AN OPTION ON A MINERAL EXPLORATION PROPERTY IN BRITISH COLUMBIA. THE PROPERTY OPTION AGREEMENT WAS AMENDED IN NOVEMBER, 2004 (NOTE 3) AND ON NOVEMBER 23, 2005, THE COMPANY TERMINATED THE PROPERTY OPTION AGREEMENT. ON MARCH 24, 2006, THE COMPANY ENTERED INTO A PROPERTY OPTION AGREEMENT TO ACQUIRE AN OPTION ON A MINERAL EXPLORATION PERMIT IN ARIZONA (NOTE 3(B)).

ABILITY TO CONTINUE AS A GOING CONCERN

THE ACCOMPANYING FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THE COMPANY WILL CONTINUE AS A GOING CONCERN. THIS CONTEMPLATES THAT ASSETS WILL BE REALIZED AND LIABILITIES AND COMMITMENTS SATISFIED IN THE NORMAL COURSE OF BUSINESS.

AS SHOWN IN THE ACCOMPANYING FINANCIAL STATEMENTS, THE COMPANY HAS INCURRED CUMULATIVE LOSSES OF $205,728 FOR THE PERIOD FROM AUGUST 8, 2003 (INCEPTION) TO DECEMBER 31, 2005 AND HAS NO SOURCE OF REVENUE. THE FUTURE OF THE COMPANY IS DEPENDENT UPON ITS ABILITY TO OBTAIN FINANCING AND UPON FUTURE ACQUISITION, EXPLORATION AND DEVELOPMENT OF PROFITABLE OPERATIONS FROM MINERAL PROPERTIES. MANAGEMENT HAS PLANS TO SEEK ADDITIONAL CAPITAL THROUGH A PRIVATE PLACEMENT AND PUBLIC OFFERING OF ITS COMMON STOCK. THESE CONDITIONS RAISE SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN. ALTHOUGH THERE ARE NO ASSURANCES THAT MANAGEMENT’S PLANS WILL BE REALIZED, MANAGEMENT BELIEVES THAT THE COMPANY WILL BE ABLE TO CONTINUE OPERATIONS IN THE FUTURE. THE FINANCIAL STATEMENTS DO NOT INCLUDE ANY ADJUSTMENTS RELATING TO THE RECOVERABILITY AND CLASSIFICATION OF RECORDED ASSETS, OR THE AMOUNTS OF AND CLASSIFICATION OF LIABILITIES THAT MIGHT BE NECESSARY IN THE EVENT THE COMPANY CANNOT CONTINUE IN EXISTENCE.

2.	SIGNIFICANT ACCOUNTING POLICIES

THE FINANCIAL STATEMENTS OF THE COMPANY HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA. THE SIGNIFICANT ACCOUNTING POLICIES ARE SUMMARIZED AS FOLLOWS:

AMERICAN GOLDRUSH COPORATION

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

A)	MINERAL PROPERTY PAYMENTS AND EXPLORATION COSTS

EXPLORATION COSTS ARE EXPENSED AS INCURRED. DEVELOPMENT COSTS ARE TO BE EXPENSED UNTIL IT HAS BEEN ESTABLISHED THAT A MINERAL DEPOSIT IS COMMERCIALLY MINEABLE AND A PRODUCTION DECISION HAS BEEN MADE BY THE COMPANY TO FORMULATE A MINING PLAN AND DEVELOP A MINE, AT WHICH POINT THE COSTS SUBSEQUENTLY INCURRED TO DEVELOP THE MINE ON THE PROPERTY PRIOR TO THE START OF MINING OPERATIONS ARE CAPITALIZED.

MINERAL PROPERTY ACQUISITION COSTS ARE CHARGED TO EXPENSE UNTIL THE VIABILITY OF THE MINERAL INTEREST IS DETERMINED. REDUCTIONS IN THE CARRYING VALUE OF A PROPERTY WOULD BE RECORDED TO THE EXTENT THAT THE TOTAL CARRYING VALUE OF THE MINERAL PROPERTY EXCEEDS ITS ESTIMATED FAIR VALUE.

WHERE THE COMPANY HAS ENTERED INTO OPTION AGREEMENTS FOR THE ACQUISITION OF AN INTEREST IN MINERAL PROPERTIES WHICH PROVIDES FOR PERIODIC PAYMENTS, AMOUNTS UNPAID ARE NOT RECORDED AS A LIABILITY SINCE THEY ARE PAID ENTIRELY AT THE COMPANY’S OPTION.

TO DECEMBER 31, 2005, ALL EXPLORATION AND OPTION PAYMENTS HAVE BEEN CHARGED TO EXPENSE.

B)	USE OF ESTIMATES

THE PREPARATION OF FINANCIAL STATEMENTS IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES REQUIRES MANAGEMENT TO MAKE ESTIMATES AND ASSUMPTIONS THAT AFFECT THE REPORTED AMOUNTS OF ASSETS AND LIABILITIES, AND THE DISCLOSURE OF CONTINGENT ASSETS AND LIABILITIES AT THE DATE OF THE CONSOLIDATED FINANCIAL STATEMENTS, AND THE REPORTED AMOUNTS OF REVENUES AND EXPENSES FOR THE REPORTING PERIOD. ACTUAL RESULTS COULD DIFFER FROM THESE ESTIMATES.

C)	FOREIGN CURRENCY TRANSACTIONS

THE COMPANY’S FUNCTIONAL CURRENCY IS THE CANADIAN DOLLAR. TRANSACTIONS IN FOREIGN CURRENCY ARE TRANSLATED INTO CANADIAN DOLLARS AS FOLLOWS:

MONETARY ITEMS AT THE RATE PREVAILING AT THE BALANCE SHEET DATE;

NON-MONETARY ITEMS AT THE HISTORICAL EXCHANGE RATE;

REVENUE AND EXPENSES AT THE HISTORICAL EXCHANGE RATE.

GAINS AND LOSSES ON FOREIGN EXCHANGE ARE INCLUDED IN THE STATEMENTS OF LOSS AND DEFICIT.

D)	STOCK-BASED COMPENSATION

THE COMPANY GRANTS STOCK OPTIONS TO EMPLOYEES, DIRECTORS AND CONSULTANTS PURSUANT TO A STOCK OPTION PLAN DESCRIBED IN NOTE 5. COMPENSATION EXPENSE IS RECORDED FOR STOCK OPTIONS GRANTED TO EMPLOYEES AND NON-EMPLOYEES USING THE FAIR VALUE METHOD WITH A CORRESPONDING INCREASE IN CONTRIBUTED SURPLUS. ANY CONSIDERATION RECEIVED ON EXERCISE OF STOCK OPTIONS OR THE PURCHASE OF STOCK, PLUS THE FAIR VALUE OF OPTIONS OR STOCK, IS CREDITED TO SHARE CAPITAL.

AMERICAN GOLDRUSH COPORATION

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

UNDER THE FAIR VALUE BASED METHOD, STOCK-BASED PAYMENTS TO NON-EMPLOYEES ARE MEASURED AT THE FAIR VALUE OF THE EQUITY INSTRUMENT ISSUED. THE FAIR VALUE OF STOCK-BASED PAYMENTS TO NON-EMPLOYEES IS PERIODICALLY RE-MEASURED UNTIL THE EARLIER OF: COMPLETION OF THE SERVICES PROVIDED; A FIRM COMMITMENT TO COMPLETE THE SERVICES; OR THE VESTING DATE AND ANY CHANGE THEREIN IS RECOGNIZED OVER THE SERVICE PERIOD.

E)	LOSS PER SHARE

THE BASIC LOSS PER SHARE IS CALCULATED BY DIVIDING INCOME AVAILABLE TO COMMON STOCKHOLDERS BY THE WEIGHTED AVERAGE AGGREGATE NUMBER OF COMMON SHARES OUTSTANDING DURING EACH PERIOD. THE COMPANY FOLLOWS THE “TREASURY STOCK METHOD” IN CALCULATING THE DILUTED LOSS PER COMMON SHARE. UNDER THIS METHOD, ANY PROCEEDS FROM THE EXERCISE OF OPTIONS AND WARRANTS ARE ASSUMED TO BE USED TO PURCHASE COMMON SHARES AT THE AVERAGE MARKET PRICE DURING THE PERIOD. COMMON EQUIVALENT SHARES (CONSISTING OF SHARES ISSUABLE ON THE EXERCISE OF COMMON STOCK OPTIONS AND WARRANTS) TOTALLING 29,500,000 (2004 – 28,500,000) WERE NOT INCLUDED IN THE COMPUTATION OF DILUTED LOSS PER SHARE BECAUSE THE EFFECT WAS ANTI-DILUTIVE.

F)	INCOME TAXES

FUTURE INCOME TAXES RELATE TO THE EXPECTED FUTURE TAX CONSEQUENCES OF DIFFERENCES BETWEEN THE CARRYING AMOUNT OF BALANCE SHEET ITEMS AND THEIR CORRESPONDING TAX VALUES. FUTURE TAX ASSETS ARE RECOGNIZED ONLY TO THE EXTENT THAT, IN THE OPINION OF MANAGEMENT, IT IS MORE LIKELY THAN NOT THAT THE NET FUTURE INCOME TAX ASSETS WILL BE REALIZED. FUTURE INCOME TAX ASSETS AND LIABILITIES ARE ADJUSTED FOR THE EFFECTS OF CHANGES IN TAX LAWS AND RATES ON THE DATE OF ENACTMENT OR SUBSTANTIVE ENACTMENT.

G)	FINANCIAL INSTRUMENTS

THE COMPANY’S FINANCIAL ASSETS AND LIABILITIES CONSIST OF CASH, RECEIVABLES, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES, BRIDGE LOANS, AND ACCRUED INTEREST PAYABLE. EXCEPT AS OTHERWISE NOTED, IT IS MANAGEMENT’S OPINION THAT THE COMPANY IS NOT EXPOSED TO SIGNIFICANT INTEREST OR CREDIT RISKS ARISING FROM THESE FINANCIAL INSTRUMENTS. THE FAIR VALUES OF THESE FINANCIAL INSTRUMENTS APPROXIMATE THEIR CARRYING VALUES DUE TO THE DEMAND OR SHORT-TERM MATURITIES OF THESE INSTRUMENTS.

3.	MINERAL PROPERTY INTEREST

a.	ON FEBRUARY 18, 2004, THE COMPANY ENTERED INTO A PROPERTY OPTION AGREEMENT GIVING THE COMPANY THE EXCLUSIVE RIGHT AND OPTION TO ACQUIRE A 100% INTEREST IN THE TAYLOR CLAIMS LOCATED IN THE LILLOOET MINING DIVISION IN THE PROVINCE OF BRITISH COLUMBIA. THE PROPERTY OPTION AGREEMENT WAS AMENDED ON NOVEMBER 29, 2004. THE COMPANY HAD THE RIGHT TO EXERCISE THE OPTION BY MAKING CASH PAYMENTS TOTALLING $70,000 AND INCURRING NET EXPENDITURES ON THE PROPERTY OF AT LEAST $525,000. THE COMPANY PAID THE INITIAL $5,000 DEPOSIT AS REQUIRED UNDER THE INITIAL PROPERTY OPTION AGREEMENT. THE COMPANY ALSO PAID AN ADDITIONAL $5,000 UPON THE SIGNING OF THE AMENDMENT.A. ON NOVEMBER 23, 2005, THE COMPANY TERMINATED THE PROPERTY OPTION AGREEMENT.

AMERICAN GOLDRUSH COPORATION

(An Exploration Stage Company)

Notes to the Financial Statements

3.	MINERAL PROPERTY INTEREST - continued

b)

On March 24, 2006, the Company entered into a Property Option Agreement giving the Company the exclusive right and option to acquire a 100% interest in a mineral exploration permit covering the South Vulture property located in Maricopa County, Arizona. The Company may exercise the option by making cash payments totaling USD $25,000 (CDN $29,250) and incurring net expenditures on the property of at least USD $120,000 (CDN $140,400) by March 24, 2010. The Company paid the initial USD $5,000 (CDN $5,850) deposit as required under the initial Property Option Agreement.

4.	BRIDGE LOANS

The Company has entered into three bridge loans (the “Loans”) with minority shareholders. All of the Loans bear interest at the Bank of Canada Prime Lending Rate (December 31, 2005 - 5%) plus 1%. The Loans are due one year from the date of the Loans but the Company can repay the Loans at any time prior to the due date without penalty. No security was provided for the Loans. The following table is a summary of the Loans outstanding at December 31, 2005:

Loan Principal	Accrued Interest	Total Amount Outstanding	Loan Start Date	Loan Due Date

$ 15,000	$ 629	$ 15,629	March 22, 2005	March 22, 2006
6,139(1)	161	6,300	July 8, 2005	July 8, 2006
50,000	947	50,947	August 29, 2005	August 29, 2006

$ 71,139	$1,737	$ 72,876

(1) The loan principal is USD $5,000.

On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans into units of the Company at a conversion rate of $0.10 per Unit. Each Unit consists of one common share, one Class A warrant giving the holder the right to purchase one common share at $0.25, which is exercisable from January 27, 2009 until January 27, 2011, and one Class B warrant giving the holder the right to purchase one common share at $0.50, which is exercisable from January 27, 2009 until January 27, 2012. As a result of such loan conversions, the Company has issued a total of 731,570 restricted shares of common stock, 731,570 Class A warrants, and 731,570 Class B warrants representing a grand total of principal and accrued interest at January 27, 2006 of $73,157.

5.	SHARE CAPITAL

a)	Common Shares

During the period from inception (August 8, 2003) to December 31, 2005, the Company:

AMERICAN GOLDRUSH COPORATION

(An Exploration Stage Company)

Notes to the Financial Statements

5.	SHARE CAPITAL - continued

Issued 30 million common shares to the Company’s founders for nil consideration. The Company holds an irrevocable right to repurchase all or a portion of these shares for a price of $0.01 per share.

Issued 9.5 million units at $0.01 per unit where each unit consisted of:

One common share
One A warrant exercisable at $0.10 per share until October 30, 2008
One B warrant exercisable at $1.46 per share until October 30, 2009
One C warrant exercisable at $1.52 per share until October 30, 2010

All of the warrants become exercisable on October 30, 2006 and all of these warrants are unexercised and outstanding as at December 31, 2005.

Issued 57,350 common shares in a private placement for gross proceeds of $5,735.

b)	Stock Options

On June 16, 2005, the stockholders of the Company approved the Company’s 2005 stock option plan whereby the Company may grant options to its directors, consultants, and employees for up to 5,000,000 shares of common stock. Options vest over a three-year period, unless otherwise specified by the Board of Directors. All options have a 10-year term.

For the year ended December 31, 2005, the Company has recognized $35,075 (2004 - $Nil) in stock-based compensation for stock options granted. The fair value of each option granted is estimated as at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

December 31, 2005

Dividend yield	0.0%
Expected volatility	75.8%
Risk-free interest rate	4.06%
Expected average option term (years)	10.0

The weighted average fair value of options granted during 2005 was $0.07 per option. Compensation expense is being recognized over the vesting periods of the respective option grants.

AMERICAN GOLDRUSH COPORATION

(An Exploration Stage Company)

Notes to the Financial Statements

5.	SHARE CAPITAL - continued

The following table sets forth a summary of options granted:

	Options Outstanding	Weighted Average Exercise Price

Balance, August 8. 2003 (inception) to December 31, 2004	-	$ -
Options granted	1,200,000	$ 0.25
Options cancelled	(200,000)	$ 0.25

Balance, December 31, 2005	1,000,000	$ 0.25

The following table summarizes information concerning outstanding and exercisable common stock options under the 2005 Plan at December 31, 2005:

Exercise Price	Options Outstanding	Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Options Currently Exercisable	WeightedAverage Exercise Price

$ 0.25	1,000,000	9.85	$ 0.25	425,000	$ 0.25

6.	INCOME TAXES

The tax effects of temporary differences that give rise to the Company’s deferred tax assets are as follows:

December 31

	2005	2004	2003

Tax loss carryforwards	$49,680	$ 33,038	$ 5,077

Undetected exploration expenditures	3,734	3,560	-
Share issue costs	7,138	-	-
Valuation allowance	(60,732)	(36,598)	(5,077)
Deferred tax asset (liability)	$-	$ -	$ -

The provision for income taxes differs from the amount estimated using the Canadian federal and provincial statutory income tax rates as follows:

	December 31

	2005	2004	2003

Benefit at Canadian statutory rates	$(36,662)	$ (31,521)	$ (5,077)
Non-deductible stock option compensation	12,528	-	-
Increase in valuation allowance	24,134	31,521	5,077

	$-	$ -	$ -

AMERICAN GOLDRUSH COPORATION

(An Exploration Stage Company)

Notes to the Financial Statements

6.	INCOME TAXES - continued

The Company’s future tax assets include the tax effect relating to approximately $19,000 (2004 - $1,000) of future tax deductions for share issue costs. If and when the valuation allowance related to the tax effect of these amounts is reversed the Company will recognize this benefit as an adjustment to share capital as opposed to income tax expense in the Statement of Loss and Deficit.

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income.

The Company has non-capital losses of approximately $140,000 expiring in 2010 and 2014. The Company also has cumulative deferred exploration expenses of $9,852 (2004 – $10,000) to offset future taxable income.

7.	UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). There are no material differences between these principles and United States generally accepted accounting principles (“US GAAP”).

New Accounting Pronouncements – US GAAP

For US GAAP purposes, the Company follows the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 whereby stock options granted in the period are measured at their fair value using the Black-Scholes option pricing model. On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment“. SFAS No. 123(R) would require our company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R using the modified prospective transition method. Adoption of SFAS No. 123R did not have a material impact upon the Company’s financial statements as all options previously granted were to non-employees and were accounted for under the fair value method of SFAS No. 123.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004.

The implementation of these new standards is not expected to have a material effect on the Company’s financial statements.

AMERICAN GOLDRUSH COPORATION

(An Exploration Stage Company)

Notes to the Financial Statements

8.	SUBSEQUENT EVENT

Subsequent to year end, 125,000 stock options were exercised at $0.25 per option for total proceeds to the Company of $31,250.

____________________________

PROSPECTUS

____________________________

38,057,350 SHARES OF COMMON STOCK

AMERICAN GOLDRUSH CORPORATION

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by American Goldrush Corporation. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

August___, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.              INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our By-laws provide that to the fullest extent permitted by the Canada Business Corporations Act, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or has acted at the Company’s request as a director or officer of a body corporate of which we are a shareholder or creditor. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all sales of our unregistered securities during the past three years. Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of the Company’s stockholders.

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and all these transactions involved non-U.S. persons not citizens or residents in the United States. We believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Regulation S promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

In October, 2003, we issued 9,500,000 of our Units for $0.01 per Unit which consisted of one share of Common share and one Class A, Class B and Class C warrant to purchase Common shares. We believe this offering was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offers and sales were made to accredited investors. We believe that this transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Regulation S promulgated thereunder.

In September, 2003, we issued 15,000,000 Common shares to our founder and Chief Executive Officer, Ronald Blomkamp. These shares were issued to our founder in relation to the establishment of the Company. We believe this offering was deemed to be exempt under Section 4(2) of the Securities Act and/or Regulation S promulgated under the Securities Act.

In September, 2003, we issued 15,000,000 Common shares to our director and founder, Scott Praill. These shares were issued to our founder in relation to the establishment of the Company. We believe this offering was deemed to be exempt under Section 4(2) and/or Regulation S promulgated under the Securities Act

In January, 2004, we issued 57,350 shares of our common stock for CDN $0.10 per common share to 38 individuals for total proceeds of CDN$5,735. We believe this offering was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities.

Between March 22 and August 29, 2005, the Company entered into three bridge loans (the “Loans”) with minority shareholders. All of the Loans bore interest at the Bank of Canada Prime Lending Rate (December 31, 2005 - 5%) plus 1%. The Loans were due one year from the date of the Loans but the Company could repay the Loans at any time prior to the due date without penalty. No security was provided for the Loans. On January 27, 2006, pursuant to three separate Loan Conversion Agreements the Company and each of the three individual lenders agreed to convert the three bridge loans into units of the Company at a conversion rate of $0.10 per Unit. Each Unit consists of one common share, one Class A warrant giving the holder the right to purchase one common share at $0.25, which is exercisable from January 27, 2009 until January 27, 2011, and one Class B warrant giving the holder the right to purchase one common share at $0.50, which is exercisable from January 27, 2009 until January 27, 2012. As a result of such loan conversions, the Company issued a total of 731,570 restricted shares of common stock, 731,570 Class A warrants, and 731,570 Class B warrants representing a grand total of principal and accrued interest at January 27, 2006 of $73,157.

On June 16, 2006 the Company issued 1,100,000 units to two non-US investors at CDN $0.50 per unit for a total offering price of CDN $550,000. The units were offered by the Company pursuant to an exemption from registration under Regulation S promulgated under the Securities Act of 1933, as amended. Each unit consists of the following: (a) one share of the common stock, no par value, of the Company (the “Common Stock”); (b) one Class A Warrant exercisable for one share of Common Stock at an exercise price of CDN $1.00 for a period of three years commencing on June 16, 2008; and (c) one Class B Warrant exercisable for one share of Common Stock at an exercise price of CDN $1.50 for a period of four years commencing on June 16, 2008. The Company has the right to accelerate the exercise date or reduce the exercise price of the Class A and Class B Warrants.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Numbers	Description of Document
*3.1	Articles of Incorporation of the Company
*3.2	Articles of Amendment
*3.3	By-Laws of the Company
*4.1	Specimen Common Stock Certificate
##5.1	Opinion of Morton & Company.
*10.1	Form of Class A Warrant – October 2003
*10.2	Form of Class B Warrant – October 2003
*10.3	Form of Class C Warrant – October 2003
*10.4	Agreement between the Company and Ronald Blomkamp dated September 30, 2003
*10.5	Property Option Agreement with Randy Polischuk
*10.6	Agreement between the Company and Scott Praill dated September 30, 2003
**10.7	Amendment No. 1 to the Polischuk Property Option Agreement
***10.8	Assignment Agreement dated January 23, 2006, among the Company, Scott Praill, and Ronald C. Blomkamp
****10.9	Bridge Loan Conversion Agreement dated January 27, 2006 between the Company and Igman Consulting
****10.10	Bridge Loan Conversion Agreement dated January 27, 2006 between the Company and Fred Coombes
****10.11	Bridge Loan Conversion Agreement dated January 27, 2006 between the Company and Trevor Newton
****10.12	Form of Class A Warrant – January 2006
****10.13	Form of Class B Warrant – January 2006
*****10.14	Property Option Agreement dated March 24, 2006, between the Company and Fred Brost
******10.15	Property Option Agreement dated as of June 1, 2006, between the Company and Warner Gruenwald
*******10.16	Property Option Agreement dated as of July 14, 2006, between the Company and James Sorrell
*******10.17	Finder’s Fee Agreement dated July 14, 2006 between the Company and Fred Brost
********10.18	Form of Subscription Agreement – June 2006
********10.19	Form of Class A Warrant – June 2006

********10.20	Form of Class B Warrant – June 2006
##23.1	Consent of BDO Dunwoody LLP
##23.2	Consent of Morton & Company (included in Exhibit 5.1)

* Previously filed with the Company’s registration statement on Form F-1, Registration No. 333-120722, submitted to the SEC on November 22, 2004.

** Previously filed with the Company’s amendment to the registration statement on Form F-1, Registration No. 333-120722, submitted to the SEC on January 25, 2005.

*** Previously filed with Mr. Praill’s Schedule 13D submitted to the SEC on January 23, 2006.

**** Previously filed with the Company’s form 6-K submitted to the SEC on January 27, 2006.

***** Previously filed with the Company’s form 6-K submitted to the SEC on March 24, 2006.

****** Previously filed with the Company’s form 6-K submitted to the SEC on June 1, 2006.

******* Previously filed with the Company’s form 6-K submitted to the SEC on July 14, 2006.

******** Previously filed with the Company’s form 6-K submitted to the SEC on June 16, 2006.

## Filed herewith.

ITEM 9	UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on August 23, 2006.

AMERICAN GOLDRUSH CORPORATION

By:	/s/ Andrew Gourlay

Andrew Gourlay

President and Chief Executive Officer

Principal Executive Officer and

Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Ron Blomkamp as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-1 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorney-in-fact and agent, with full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Andrew Gourlay Andrew Gourlay	Director, President and Chief Executive Officer, Principal Executive Officer and Principal Accounting Officer	August 23, 2006
/s/ Scott Praill Scott Praill	Director	August 23, 2006
/s/ Richard Kehmeier Richard Kehmeier	Director	August 23, 2006

/s/ Robert Cann Robert Cann	Director	August 23, 2006

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES By: /s/ David Lubin David Lubin	August 23, 2006